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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

First Midwest Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 9, 2013

Dear Stockholder:

        You are cordially invited to attend the 2013 Annual Meeting of Stockholders of First Midwest Bancorp, Inc. which will be held on Tuesday, May 14, 2013 at 9:00 a.m., Central time, at the Waldorf Astoria Chicago Hotel, 11 E. Walton Street, Chicago, Illinois 60611. Attached and enclosed you will find a Notice setting forth the business to come before the meeting, a Proxy Statement, a Proxy Card and a copy of our 2012 Annual Report.

        We are pleased to once again offer multiple options for voting your shares. As detailed in the Questions and Answers section of the Proxy Statement, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting.

        Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. Please cast your vote via the Internet, by mail or by telephone as instructed on the enclosed Proxy Card. Voting in any of these ways will not prevent you from attending the Annual Meeting.

        On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in the affairs of First Midwest Bancorp, Inc. I hope you will be able to attend the Annual Meeting.

Sincerely,
Michael L. Scudder President and Chief Executive Officer

One Pierce Place, Suite 1500
Itasca, Illinois 60143

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 14, 2013 at 9:00 a.m., Central Time.
Place:	Waldorf Astoria Chicago Hotel, 11 E. Walton Street, Chicago, Illinois 60611.
Items of Business:	• To elect five directors to our Board of Directors for a three-year term ending in 2016.
• To consider an advisory vote ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.
• To consider an advisory vote on the Company's compensation paid to its named executive officers.
• To consider amendments to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan to enable certain awards under the Plan to qualify as tax deductible performance-based compensation.
• To transact such other business as may properly come before the Annual Meeting.
Record Date:
You are entitled to vote at the Annual Meeting only if you owned shares of First Midwest Bancorp, Inc. common stock at the close of business on March 19, 2013, which is the Record Date for the Annual Meeting.
Proxy Voting:
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares via the Internet, by telephone or by mail as instructed on the enclosed Proxy Card. Voting in any of these ways will not prevent you from attending or voting your shares at the Annual Meeting. For instructions on how to vote your shares, see the Questions and Answers section of the Proxy Statement.

By order of the Board of Directors,

Nicholas J. Chulos
Executive Vice President, Corporate Secretary
and General Counsel
First Midwest Bancorp, Inc.

April 9, 2013

PROXY STATEMENT

Introduction and Summary	1
Questions and Answers	4
Item 1: Election of Directors	8
Item 2: Advisory Vote Ratifying the Appointment of Independent Registered Public Accounting Firm	16
Item 3: Advisory Vote on the Company's Compensation Paid to our Named Executive Officers	17
Item 4: Approval of Amendments to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan to Enable Certain Awards under the Plan to Qualify as Tax Deductible Performance-based Compensation	18
Corporate Governance at First Midwest	25
Information Regarding Beneficial Ownership of Principal Stockholders, Directors, and Management	29
Director Compensation	32
Compensation Discussion and Analysis	34
2012 Summary Compensation Table	46
2012 Grants of Plan-Based Awards Table	48
Outstanding Equity Awards at Fiscal Year-End 2012 Table	49
2012 Option Exercises and Stock Vested Table	50
Pension Benefits	50
Non-qualified Deferred Compensation	51
2012 Non-qualified Deferred Compensation Table	52
Potential Payments Upon Termination or Change-In-Control	53
Compensation Committee Report	56
Audit Committee Report	57
Other Matters	58
Annex A: Amended and Restated First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan

One Pierce Place, Suite 1500
Itasca, Illinois 60143

PROXY STATEMENT

 INTRODUCTION AND SUMMARY

         This Proxy Statement is being furnished in connection with a solicitation of proxies by the Board of Directors of First Midwest Bancorp, Inc., a Delaware corporation, to be used at our 2013 Annual Meeting of Stockholders. The approximate date on which this Proxy Statement, the accompanying Proxy Card and our 2012 Annual Report are first being sent to stockholders is April 9, 2013. The following is a summary of items to be voted upon at the Annual Meeting.

Annual Meeting of Stockholders

Time and Date:	May 14, 2013 at 9:00 a.m., Central Time
Place:	Waldorf Astoria Chicago Hotel, 11 E. Walton Street, Chicago, Illinois 60611
Record Date:	March 19, 2013

Items to be Considered	Board Vote Recommendation

Election of Directors	FOR
Advisory Vote Ratifying Appointment of Independent Registered Public Accounting Firm	FOR
Advisory Approval of the Company's Compensation Paid to Named Executive Officers	FOR
Approval of Amendments to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan	FOR

 Election of Directors

        The election of five directors of the Company, with each nominee to serve a term expiring in 2016 and until his successor is elected and qualified. See page 8.

Director Nominees	Age	Director Since	Independent	Board Vote Recommendation
Brother James Gaffney, FSC President of Lewis University	70	1998	Yes	FOR
Patrick J. McDonnell President and Chief Executive Officer of The McDonnell Company LLC	69	2002	Yes	FOR
Michael L. Scudder President and Chief Executive Officer of First Midwest Bancorp, Inc. and Chairman of the Board and Chief Executive Officer of First Midwest Bank	52	2008	No	FOR
John L. Sterling Director of Sterling Lumber Company	69	1998	Yes	FOR
J. Stephen Vanderwoude Private Investor	69	1991	Yes	FOR

Independent Registered Public Accounting Firm

        We are asking our stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2013. See page 16.

Executive Compensation

        We are asking stockholders for an annual advisory vote on the compensation paid to our named executive officers as disclosed in this Proxy Statement. See page 17.

Amendments to First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan

        We are asking stockholders to approve amendments to our Omnibus Stock and Incentive Plan to enable certain awards under the Plan to qualify as tax deductible performance-based compensation. See page 18.

 Certain Terms

        We use certain terms in this Proxy Statement that have particular meanings. For ease of reference, we have set forth below the meaning of these terms.

Term	Meaning
Annual Meeting	2013 Annual Meeting of Stockholders of First Midwest Bancorp, Inc.
Bank	First Midwest Bank, which is a wholly-owned subsidiary of First Midwest Bancorp, Inc.
Board	Board of Directors of First Midwest Bancorp, Inc.
Common Stock	Common Stock, $.01 par value, of First Midwest Bancorp, Inc.
Company, First Midwest, FMBI, we, us or our	First Midwest Bancorp, Inc.
Compensation Committee	Compensation Committee of the Board of Directors of First Midwest Bancorp, Inc.
Internal Revenue Code	Internal Revenue Code of 1986, as amended
Omnibus Plan or the Plan	First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan
PARS	Performance-based equity awards granted under our Omnibus Stock and Incentive Plan
Proxy Card	The form of proxy card that accompanies this Proxy Statement
Proxy Statement	This proxy statement
Record Date	March 19, 2013
SEC	United States Securities and Exchange Commission
STIC	Short-Term Incentive Compensation Plan of First Midwest Bancorp, Inc.

QUESTIONS AND ANSWERS

Who can vote at the Annual Meeting?

        You are entitled to vote your shares of Common Stock at the Annual Meeting if you were a stockholder of record of the Company at the close of business on March 19, 2013, the Record Date for the Annual Meeting. On that date, there were approximately 75,169,000 shares of Common Stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting. On the Record Date, we had approximately 2,120 registered stockholders of record.

        A proxy is your direction to another person to vote your shares. When you sign the enclosed Proxy Card, you will appoint certain officers of our Company to vote your shares of Common Stock at the Annual Meeting in the manner you instruct. Even if you plan to attend the Annual Meeting, you should complete, sign and return your Proxy Card in advance.

Who is entitled to receive this mailing?

        If you hold Common Stock that is registered in your name through our transfer agent (Computershare) as of the Record Date, you are a stockholder of record. However, if you hold shares of our Common Stock indirectly through a broker, bank or similar institution, you are considered a beneficial owner of your shares but are not a stockholder of record. In this circumstance, you are a stockholder whose shares are held in "street name" and your broker, bank or other nominee is considered the stockholder of record. We sent copies of our proxy materials directly to all stockholders of record. If you are a beneficial owner whose shares are held in "street name", these materials were sent to you by the bank, broker or similar institution through which you hold your shares. As the beneficial owner, you can direct your bank, broker or other institution on how to vote your shares at the Annual Meeting, and they are obligated to provide you with a voting instruction form for you to use for this purpose.

What does it mean if I receive more than one Proxy Card?

        If you receive multiple Proxy Cards, this means you hold your shares in more than one account. To ensure that all your shares are voted, sign and return each Proxy Card. If you vote on the Internet or by telephone, you will need to vote for each Proxy Card you receive.

How are shares voted and counted?

        If you are a stockholder of record on the Record Date and you properly submit your Proxy Card by mail, telephone or the Internet, your shares will be voted in accordance with your instructions. If you sign, date and return your Proxy Card, but do not give voting instructions, your shares will be voted in the manner recommended by the Board FOR each director nominee and FOR each of the other items set forth in the notice for this Annual Meeting. A Proxy Card also will grant discretionary authority to the named proxies to vote pursuant to the Proxy Card on any other matters that may properly come before the Annual Meeting, or any adjournment or postponement, which will be voted in accordance with the best judgment of the named proxies.

        If your shares are held in street name, the shares will be voted by the broker, bank or other institution through which you hold your shares on routine matters in accordance your instructions and, if no instructions are given, your broker is entitled to vote your shares in its discretion. On non-routine matters your broker will vote your shares only if you have provided the broker with voting instructions. If you do not give your broker, bank or other institution voting instructions for non-routine items, your shares will be treated as "broker non-votes". This means your shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to the non-routine item. The determination of whether a matter is routine or non-routine is made under the rules of the Nasdaq Stock

Market. An abstention occurs when a stockholder marks his or her Proxy Card as "abstain" and thereby abstains from voting on a matter.

        The following chart explains which Items to be voted upon at our Annual Meeting are routine and non-routine and the treatment of broker non-votes and abstentions.

Item	Type	Effect of Abstentions and Broker Non-Votes
Election of Directors	Non-Routine	Broker non-votes and votes to ABSTAIN are not treated as a "vote cast" with respect to the election of a director, and thus will have no effect on the outcome of the vote.
Ratification of Independent Registered Public Accounting Firm	Routine

Broker non-votes are not expected to exist because brokers have discretionary authority to vote on this Item. Votes to ABSTAIN are treated as "votes cast" and will have the effect of a vote AGAINST this Item.

Approval, by advisory vote, of the Company's Compensation Paid to its Named Executive Officers	Non-Routine	Broker non-votes will have no effect on the outcome of the vote on this Item. Votes to ABSTAIN are treated as "votes cast" and will have the effect of a vote AGAINST this Item.
Approval of Amendments to the Company's Omnibus Stock and Incentive Plan	Non-Routine	Broker non-votes will have no effect on the outcome of the vote on this Item. Votes to ABSTAIN are treated as "votes cast" and will have the effect of a vote AGAINST this Item.

What is the required vote for each item of business to properly come before the Annual Meeting?

        A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock on the Record Date, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

  •
  Item 1—Election of Directors.  You may vote FOR or AGAINST any or all director nominees named in this Proxy Statement, or you may ABSTAIN as to one or more directors. A majority of the votes cast at the Annual Meeting with respect to the election of a director must be voted FOR the director in order for the director to be elected. A director who fails to receive a majority of the votes cast FOR his or her election will tender his or her resignation to the Board for consideration, and our Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will consider the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

  •
  Item 2—Advisory Vote Ratifying the Appointment of Independent Registered Public Accounting Firm.  You may vote FOR or AGAINST the ratification of our Audit Committee's appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending

    December 31, 2013, or you may ABSTAIN. A majority of the votes cast at the Annual Meeting must be voted FOR ratification in order for the Item to pass.

  •
  Item 3—Advisory Vote Approving the Compensation Paid to our Named Executive Officers.  You may vote FOR or AGAINST the compensation paid to our named executive officers, or you may ABSTAIN. A majority of the votes cast at the Annual Meeting must be voted FOR the Item in order for it to pass.

  •
  Item 4—Approval of Amendments to the Company's Omnibus Stock and Incentive Plan.  You may vote FOR or AGAINST the amendments to our Omnibus Stock and Incentive Plan, or you may ABSTAIN. A majority of the votes cast at the Annual Meeting must be voted FOR the Item in order for it to pass.

How do I vote?

        If you are a stockholder of record you may cast your vote in one of four ways:

  •
  By Internet.  The web address for Internet voting can be found on the enclosed Proxy Card. Internet voting is available 24 hours a day. To be valid, your vote by Internet must be received by the deadline specified on the card.

  •
  By Telephone.  The number for telephone voting can be found on the enclosed Proxy Card. Telephone voting is available 24 hours a day. To be valid, your vote by telephone must be received by the deadline specified on the Proxy Card.

  •
  By Mail.  Mark the enclosed Proxy Card, sign and date it, and return it in the postage pre-paid envelope we have provided. To be valid, your vote by mail must be received by the deadline specified on the card.

  •
  At the Annual Meeting.  You can vote your shares in person at the Annual Meeting. If you are a stockholder of record, you must present an acceptable form of identification (such as a valid driver's license) in order to vote at the meeting.

        If you hold your shares in street name, you may vote by following your broker's instructions or, in order to vote at the meeting, you must obtain from your broker through which you hold your shares, both an account statement showing that you owned shares of Common Stock as of the Record Date and a "legal proxy" form, and bring them to the meeting.

How can I revoke my Proxy Card, substitute a new Proxy Card or change my vote?

        You can revoke your Proxy Card or substitute a new Proxy Card at any time before your Proxy Card is voted at the Annual Meeting by:

  •
  submitting a new Proxy Card through the Internet or by telephone; or

  •
  executing and mailing a Proxy Card that is dated and received on a later date; or

  •
  giving written notice of revocation to our Corporate Secretary at One Pierce Place, Suite 1500, Itasca, Illinois 60143; or

  •
  voting in person at the Annual Meeting.

        If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other institution.

How can I obtain an additional Proxy Card?

        If you lose, misplace or otherwise need to obtain a Proxy Card, and:

  •
  you are a stockholder of record, contact our Corporate Secretary's office at 630-875-7463; or

  •
  you hold Common Stock indirectly through a bank, broker or other institution, contact your account representative at that organization.

How will current employees who participate in the Company's benefit plans receive our proxy materials?

        Employees who participate in the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan (Savings and Profit Sharing Plan), First Midwest Bancorp, Inc. Non-qualified Retirement Plan (Retirement Plan), First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan (Gain Deferral Plan) and/or the First Midwest Bancorp, Inc. Dividend Reinvestment Plan, and have a Company e-mail address, will receive an e-mail from Broadridge Financial Solutions, Inc. describing how to access proxy materials and vote via the Internet or by telephone. One e-mail will be sent for all accounts registered in the same employee name. If the employee's accounts are registered in different names, he or she will receive a separate e-mail for each account. This e-mail will be titled: FIRST MIDWEST BANCORP, INC. 2013 ANNUAL MEETING OF STOCKHOLDERS AND PROXY VOTE.

        The trustees under these plans are the stockholders of record of all shares of Common Stock held in the plans, and the trustees will vote the shares held for the account of each employee in accordance with the instructions received from the employee. Employees should instruct the trustees how to vote their shares by using the instructions provided in the e-mail and vote via the Internet or by telephone. If the trustees do not receive voting instructions by the specified deadline, the trustees will vote the shares proportionally in the same manner as those shares for which instructions were received. Because the employees are not the record owners of the related shares, the employees may not vote these shares in person at the Annual Meeting. Individual voting instructions to the plan trustees will be kept confidential and will not be disclosed to any of our directors, officers or employees.

Who pays for the expenses of this proxy solicitation?

        We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitations may be made by certain of our directors, officers or employees or affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers, banks and other institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

What do I need to do to attend the Annual Meeting?

        All stockholders must bring an acceptable form of identification, such as a valid driver's license, in order to attend the Annual Meeting in person. In addition, if you hold shares in street name and would like to attend our Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on the Record Date.

Additional Information

        You may obtain additional information regarding the Company, including our corporate governance policies and practices, by visiting our website at www.firstmidwest.com/investorrelations, or by a written request to our Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

        A list of the stockholders of record as of the Record Date will be available for inspection for purposes germane to the Annual Meeting during ordinary business hours at our offices, One Pierce Place, Suite 1500, Itasca, Illinois 60143, from May 3, 2013 to May 14, 2013, as well as at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting on May 14, 2013

        A copy of our Annual Report for the fiscal year ended December 31, 2012 is enclosed with this Proxy Statement. The Notice of Annual Meeting of Stockholders, this Proxy Statement and our 2012 Annual Report are available at www.proxyvote.com (if you utilize www.proxyvote.com, you will need the control number included on your Proxy Card or voting instruction form). If you would like to receive, without charge, a paper copy of our Annual Report, please contact our Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

ITEM 1—ELECTION OF DIRECTORS

Nominees for Election

        Our Board currently consists of 12 directors and is divided into three classes, with each class serving for staggered three-year terms. As a result, each year, only one class of directors stands for election at our Annual Meeting.

        This year, upon the recommendation of our Nominating and Corporate Governance Committee, our Board nominated Brother James Gaffney, Patrick J. McDonnell, Michael L. Scudder, John L. Sterling and J. Stephen Vanderwoude to stand for election, all of whom are currently directors of the Company and have previously been elected as directors by our stockholders.

        If elected, each nominee will hold office for a three-year term expiring at our annual meeting of stockholders in 2016 and until his successor has been elected and qualified. Each nominee has informed us that he is willing to serve as a director if elected. If a nominee fails to receive the required majority vote for election, he will tender his resignation as a director in accordance with our By-Laws and Corporate Governance Guidelines, and the Board will determine whether it is in the best interests of the Company to accept any tendered resignation.

Nomination Process

        In identifying, evaluating and recommending nominees for the Board, our Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines which includes:

  •
  the individual's judgment, expertise, character, skills, background, knowledge of matters useful to the oversight of the Company and other relevant experience;

  •
  the individual's ability and willingness to commit adequate time to Board and committee matters; and

  •
  the extent to which the interplay of the individual's expertise, skills, knowledge and personality with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

        We do not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board. Each nominee is evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board. The Nominating and Corporate Governance Committee discusses and evaluates possible candidates in detail and outside consultants are sometimes engaged to help identify potential candidates. When determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director's past participation in and contributions to Board activities.

        The Board has not adopted a formal diversity policy for nominees. When making recommendations for nominees to the Board, however, the Nominating and Corporate Governance Committee attempts to include directors who, when taken together with the other nominees and continuing directors, will create a group that offers a diversity of education, professional experience, background, age, perspective, viewpoints and skill. The Nominating and Corporate Governance Committee will consider and evaluate director candidates recommended by stockholders in the same manner as other candidates identified by the Committee. A stockholder wanting to formally nominate a candidate must do so by following the procedures described in the Company's Restated Certificate of Incorporation and By-Laws, as amended from time to time.

Independence of Nominees and Non-Employee Directors

        Our Board determines the independence of all non-employee directors in accordance with the independence requirements of the Nasdaq Stock Market listing standards (Nasdaq Rules). Accordingly, each year the Board affirmatively determines whether each non-employee director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, each non-employee director is required to complete a questionnaire that provides information about relationships that might affect the determination of independence. Management then provides the Nominating and Corporate Governance Committee and Board with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that are outside the categories permitted under the Nasdaq Rules.

        Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board analyzed the independence of each of the Company's nominees and other current directors, and determined that all of our directors meet the standards of independence under our Corporate Governance Guidelines and the Nasdaq Rules, other than Michael L. Scudder, the Company's current President and Chief Executive Officer, who is not considered to be independent under the standards of our Corporate Governance Guidelines and the Nasdaq Rules. In addition, our Board determined that:

  •
  Each member of the Audit Committee is financially literate and has accounting or related financial management expertise (as such qualifications are defined under the Nasdaq Rules),

  •
  Patrick J. McDonnell is an "audit committee financial expert" within the meaning of the rules and regulations of the SEC.

  •
  Each member of the Compensation Committee is a "non-employee director" within the meaning of SEC Rule 16b-3, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

        The evaluation and selection of each member of the Board is based on a variety of factors. Included in the table below is the name of each member of the Board, along with his or her principal occupation for at least the previous five years and other professional experience and achievements. Each director has been identified as possessing the requisite skills, experience and attributes that qualify him or her to serve as a member of the Company's Board.

Nominees Standing for Election at this Annual Meeting with a Term Expiring in 2016

Brother James Gaffney (70) Director since 1998	Brother Gaffney, FSC has served as the President of Lewis University (a leading catholic and Lasallian university) in Romeoville, Illinois since 1988. He obtained a bachelor's degree in Theology and a Masters in Education from Saint Mary's University of Minnesota, a Masters degree in Theology from Manhattan College in New York and a D.Min. degree in Pastoral Theology from the University of Saint Mary of the Lake in Mundelein, Illinois.

Brother Gaffney serves as a member of the Compensation Committee and Advisory Committee and is the Chair of the Nominating and Corporate Governance Committee. He serves as a director, trustee or board member of more than 10 educational, religious, civic, corporate and community organizations and agencies. A member and former chair of the Federation of Independent Illinois Colleges and Universities, he also serves on the Executive Council of Chicago Metropolis Strategies. He is Chairman of the Will County Community Foundation, and is an active board member for the Will County Center for Economic Development. A member of the De La Salle Christian Brothers, he chairs the Lasallian Association of College and University Presidents.

Brother Gaffney has been the recipient of numerous honors including the Roger Osman Award for Distinguished Volunteer Service from the United Way of Will County (1997), Lifetime Achievement Award from the Joliet Region Chamber of Commerce and Industry (2002), the De La Salle Award from Bethlehem University (2005), the Provena St. Joseph Medical Center Founder's Award (2007) and the Saint Patrick High School President's Council Counsellor II Award (2010).

Brother Gaffney's extensive background in education and administration enables him to bring valuable leadership, institutional management and consensus-building skills to the Board. His civic and charitable activities in the metropolitan Chicago area also give him unique insight into the markets and communities in which the Company operates.

Patrick J. McDonnell (69) Director since 2002

Since July 2000, Mr. McDonnell has served as the President and Chief Executive Officer of The McDonnell Company LLC located in Lake Forest, Illinois (a business consulting company). In this position, he works with public and privately-held companies in a wide variety of industries to help define organizational opportunities to improve performance and achieve results. Previously, he served as a partner and director of global assurance for PricewaterhouseCoopers LLP, an international public accounting firm, and vice chairman of business assurance for its predecessor, Coopers & Lybrand,  LLP. He has also served as President and COO of LAI Worldwide, Inc., an executive recruiting firm, including facilitating its sale to TMP Worldwide, Inc.

Mr. McDonnell serves as a member of our Nominating and Corporate Governance Committee and Advisory Committee and is the Chair of the Audit Committee. He also serves as a member of the board of directors of Material Sciences Corporation (since 2006). He is a former Adjunct Professor at the Lake Forest Graduate School of Management where he taught Leading Organizational Change.

Mr. McDonnell earned a BBA degree from the University of Notre Dame in 1965 and an MBA from the University of Michigan in 1970. He is the author of Everybody Wants to Go to Heaven—Six Steps to Organizational Excellence (Summer, 2000). Through his financial experience, his current consulting practice and his diverse professional background, Mr. McDonnell brings valuable tactical skills and experience in business management, strategic planning, finance, accounting and public company matters to the Board.

Michael L. Scudder (52) Director since 2008

Mr. Scudder is the President and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of First Midwest Bank, which is the Company's principal subsidiary. He serves as a member of our Advisory Committee.

Prior to his current appointment in September 2008, Mr. Scudder served as the Company's President and Chief Operating Officer beginning in May 2007, and as its Chief Financial Officer from January 2002 to May 2007. He previously served as the Group Executive Vice President and Chief Financial Officer of First Midwest Bank from May 1995 to December 2001. He also has served in various other management capacities in his over 25 years of service to the Company.

Mr. Scudder earned a bachelor's degree in accounting from Illinois Wesleyan University in 1982, and an MBA from DePaul University in 1993.

Mr. Scudder brings extensive senior management, financial and banking experience to the Board and important institutional knowledge of the Company and its business and clients. His day to day management of the Company provides the Board with Company-specific experience and expertise, including a complete understanding of the Company's vision and strategy.

John L. Sterling (69) Director since 1998

Mr. Sterling has been a director of Sterling Lumber Company (a hardwood lumber supplier and distributor) headquartered in Blue Island, Illinois for over 45 years. He serves as a member of our Compensation Committee.

Mr. Sterling earned a bachelors degree in Business Administration in 1967 from Michigan State University. He serves in various leadership positions with several civic and charitable organizations in the Chicago metropolitan area, including the Boy Scouts of America, and he is the recipient of the council's highest award.

Mr. Sterling's extensive background as a business owner allows him to bring valuable leadership, business development, customer service and strategic management experience to the Board. His business, civic and charitable activities in the metropolitan Chicago area also give him unique insight into the markets and communities in which the Company operates.

J. Stephen Vanderwoude (69) Director since 1991

Mr. Vanderwoude is currently a private investor. From 1996 until April 2007, he served as Chairman and Chief Executive Officer of Madison River Communications Corp., a company that acquired and operated rural telephone companies. Prior to his service to Madison River, he served as the President, Chief Executive Officer and a director of Powerhouse Technologies,  Inc., and President, Chief Operating Officer and a director of Centel Corporation.

Mr. Vanderwoude serves as the Chair of the Company's Compensation Committee and is a member of our Advisory Committee and Nominating and Corporate Governance Committee. From 1999 to 2009, Mr. Vanderwoude served as a member of the board of directors of Centennial Communications Corp and as its Chairman from 2007 to 2009.

Mr. Vanderwoude earned a bachelor's degree in engineering from the University of Pennsylvania in 1967 and an MBA from the University of Chicago in 1977. Through his chief executive officer and director experience at other public companies, professional background and considerable business accomplishments and achievements, Mr. Vanderwoude brings valuable skills and experience in leadership, business management, strategic planning, finance, merger/acquisition and public company matters to the Board. He also has extensive knowledge and experience regarding the Company's businesses, which he gained as a result of his over 22 years of service to the Board.

Continuing Directors Serving a Term Expiring in 2014

John F. Chlebowski, Jr. (67) Director since 2007	Mr. Chlebowski served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC (a bulk liquid distribution firm) from March 2000 until his retirement in December 2004. From July 1999 until March 2000, Mr. Chlebowski was a senior executive and co-founder of Lakeshore Liquids Operating Partners, LLC, a private venture firm, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Mr. Chlebowski served as President and Chief Executive Officer of GATX Terminals Corporation, a subsidiary of GATX Corporation, from 1994 until 1998. He also served as Vice President of Finance and Chief Financial Officer of GATX Corporation, a specialized finance and leasing company, from 1986 to 1994.

Mr. Chlebowski currently serves as a member of the Company's Advisory Committee and Audit Committee. He also is the Chairman of the Board of SemGroup Corporation (since 2009) and is a member of the board of directors of NRG Energy, Inc. (since 2003). He is a former Board member of Laidlaw International, Inc. (2003 to 2007), Phosphate Resource Partners LP (2003 to 2004) and SpectraSite, Inc. (2004 to 2005).

Mr. Chlebowski earned a bachelor's degree in Business Administration from the University of Delaware in 1970 and an MBA with a concentration in Finance (Beta Gamma Sigma) from Pennsylvania State University in 1971. He is active in community affairs and is the past President of the board of directors of Heartland Alliance. He has also served on the boards of the Chicago Heart Association, Chicago City Ballet and Merit Music Program.

Through his past senior management experience, extensive professional background and significant business achievements, Mr. Chlebowski brings important public company, leadership, business, risk management, finance and accounting experience to the Board, as well as valuable experience and perspective relating to corporate strategy and board governance.

Phupinder S. Gill (52) Director since 2010

Mr. Gill is the Chief Executive Officer of CME Group Inc. (a global derivatives marketplace and exchange). He served as President from 2007 until 2012, and previously served as President and Chief Operating Officer of CME Holdings and of CME from January 1, 2004 until 2007. Mr. Gill served as President of GFX Corp., a wholly owned subsidiary of CME Group that provides liquidity in foreign exchange futures from 1998 until 2012. From 2000 to 2003, he served as Managing Director and President of CME Clearing.

Mr. Gill currently serves as a member of the Company's Audit Committee. He also serves on the board of directors of CME Group as well as the board of the World Federation of Exchanges and the Commodity Futures Trading Commission's Global Markets Advisory Committee. Mr. Gill is a member of CME Group's Competitive Markets Advisory Council and sits on the boards of The Alexander Maxwell Grant Foundation, Teach for America—Chicago, CME Group Foundation and CME Group Community Foundation. He previously served on the boards of CME Clearing Europe—CME Group's UK Clearing House, Bursa Malaysia Derivatives Berhad, and Bolsa Mexicana de Valores, S.A.B. de C.V. (BMV).

Mr. Gill earned a bachelor's degree in Finance in 1985 and an MBA in 1987 from Washington State University.

Through his professional background and business achievements, Mr. Gill brings important public company, technology, leadership, operating and senior management experience to the Board as well as mergers and acquisitions and global expertise to the Board.

Peter J. Henseler (54) Director since 2011

Mr. Henseler is the founder and President of Wise Consulting Group Inc. (a Strategy and Management consulting firm). He previously held the position of Vice Chairman of TOMY International, a wholly owned subsidiary of Japan based TOMY Company, Ltd. (a global designer and marketer of toys and infant products) until his retirement from TOMY International in October 2012. He also held the position of President of TOMY International from April 2011 until April 2012. Mr. Henseler was President of RC2 Corporation from 2002 to 2011, at which time TOMY Company acquired RC2. He also served as RC2's Executive Vice President of Sales and Marketing from 1999 to 2002. Prior to joining RC2, Mr. Henseler held marketing positions at McDonald's Corporation and Hasbro, Inc. Mr. Henseler also served as a director of RC2 and TOMY International and currently serves on the United States Toy Industry Association Board of Directors.

Mr. Henseler currently serves as a member of the Company's Compensation Committee. He earned a bachelor's degree in Marketing from Xavier University in 1980.

Through his professional experience and business accomplishments, Mr. Henseler brings important senior management, operating, and leadership experience to the Board as well as his core business and leadership skills, perspective as the past president of a global public company, and experience in brand management and business development.

Ellen A. Rudnick (62) Director since 2005

Since 1999, Ms. Rudnick has served as the Executive Director of the Polsky Center for Entrepreneurship at the University of Chicago Booth School of Business. Prior to joining the University of Chicago, Ms. Rudnick served as President and CEO of Healthcare Knowledge Resources, President of HCIA, Chairman of Pacific Biometrics, and Corporate Vice President of Baxter Healthcare Corporation.

Currently, Ms. Rudnick serves as a member of the Company's Audit, Nominating and Corporate Governance and Advisory Committees. She also currently serves on the board of Patterson Companies (since 2003) and HMS Holdings, Corp. (since 1997).

Ms. Rudnick earned a bachelor's degree from Vassar College in 1972 and an MBA from the University of Chicago in 1973. She has spent over 25 years in business management and entrepreneurial activities, primarily in the health care and information services industries. She serves in various leadership positions with several civic and charitable organizations in the Chicago metropolitan area, including serving on the Northshore University Health System board of directors for over 20 years. She is the recipient of several honors including Today's Chicago Woman 20th Anniversary Hall of Fame and the YWCA Leadership Award.

With her extensive business background and unique professional achievements, Ms. Rudnick brings important leadership, corporate and entrepreneurial experience to the Board, as well as valuable experience in business management.

Michael J. Small (55) Director since 2010

Mr. Small has served as the President and Chief Executive Officer of Gogo, Inc. (an airborne communications service provider) since 2010. Prior to joining Gogo, Mr. Small served as the Chief Executive Officer and Director of Centennial Communications Corporation from 1999 to 2009. From 1995 to 1998, Mr. Small served as Executive Vice President and Chief Financial Officer of 360 Degrees Communications Company. Prior to 1995, he served as President of Lynch Corporation, a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.

Mr. Small currently serves as a member of our Nominating and Corporate Governance Committee and Audit Committee. Mr. Small earned a bachelor's degree in History from Colgate University in 1979 and an MBA with a concentration in Finance from the University of Chicago in 1981.

Through his diverse professional experience and important business achievements, Mr. Small brings extensive public company, operating and management experience to the Board as well as strategic and financial expertise, merger/acquisition experience, business analytic skills and the perspective of a current chief executive officer.

Continuing Directors Serving a Term Expiring in 2015

Barbara A. Boigegrain (55) Director since 2008	Since 1994, Ms. Boigegrain has served as the General Secretary and Chief Executive Officer of the General Board of Pension and Health Benefits of The United Methodist Church in Glenview, Illinois (a $17 billion pension, health and welfare benefit trustee and administrator). Prior to 1994, she spent 11 years as a consultant with Towers Perrin and 4 years with KPMG Peat Marwick and Dart Industries as a manager and analyst.

Ms. Boigegrain currently serves as a member of the Company's Compensation Committee. Ms. Boigegrain also is a member of the board of directors of Church Benefits Association and Chair of the Church Alliance.

Ms. Boigegrain earned a bachelor's degree from Trinity University in 1979. In her current position with the General Board, she has overseen its restructuring and significantly improved its performance and services. In her experience as a benefits consultant, she established the San Diego office of Towers Perrin and built a client base of over $2.5 million.

Through her diverse professional background and considerable business accomplishments and achievements, Ms. Boigegrain brings significant leadership, business development, operations and management skills to the Board, as well as valuable knowledge of financial markets, strategic growth and board governance.

Robert P. O'Meara (75) Director since 1982

Mr. O'Meara is currently the Chairman of the Board of First Midwest Bancorp, Inc. and Vice Chairman of the Board of First Midwest Bank. He previously served as Chairman of the Board from 1998 through 2007 and was re-appointed to this position in September 2008. Mr. O'Meara serves as a member of the Company's Audit, Nominating and Corporate Government Committees and is the Chair of the Advisory Committee.

Mr. O'Meara served as the Company's Chief Executive Officer from 1987 through 2002 and as its Chief Operating Officer from 1983 to 1987. Mr. O'Meara has over 39 years of experience in the banking and financial services industry. Prior to his tenure with the Company, Mr. O'Meara was in private legal practice in Lake County, Illinois.

Mr. O'Meara earned a bachelor's degree from the University of Notre Dame in 1959 and a juris doctorate from Loyola University in 1962. He has served in various leadership positions with several civic and charitable organizations in the metropolitan Chicago area.

Mr. O'Meara brings extensive experience in law, regulatory compliance, banking and executive management to the Board. Through his leadership, intimate knowledge of the Company's business and significant experience in corporate strategy and bank mergers and acquisitions, Mr. O'Meara provides the Board with invaluable information about the Company and its historic operations as well as considerable experience and expertise with respect to the financial services industry.

        For more information regarding our Board, its members, its committees and our corporate governance practices, please see the section of this Proxy Statement entitled Corporate Governance at First Midwest beginning on page 25, or visit the Investor Relations section of our website at www.firstmidwest.com/officersdirectors.

Directors' Recommendation

        The Board unanimously recommends a vote "FOR" the election of each of Brother James Gaffney, Patrick J. McDonnell, Michael L. Scudder, John L. Sterling and J. Stephen Vanderwoude as directors of the Company.

ITEM 2—ADVISORY VOTE RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

        The Audit Committee of the Board is responsible for appointing the Company's independent registered public accounting firm, and the Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2013. We are submitting this selection for stockholder ratification at the Annual Meeting. We expect a representative of Ernst & Young LLP to be present at the Annual Meeting and to have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders. Ernst & Young LLP also served as our independent registered public accounting firm for our fiscal year ended December 31, 2012.

        Although we are not required to have our stockholders ratify the selection of our independent registered public accounting firm, our Board has determined to seek this ratification from stockholders. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but may retain them nonetheless. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company.

Fees Paid to Independent Registered Public Accounting Firm

        The Audit Committee, or a designated member of the Committee, approves in advance all audit and any non-audit services rendered by Ernst & Young LLP on behalf of the Company. The following table shows information about fees paid by the Company to Ernst & Young LLP for services related to the respective fiscal years.

	2012	Percent of 2012 Services Approved by Audit Committee	2011	Percent of 2011 Services Approved by Audit Committee
Audit fees(a)	$1,147,836	100%	$1,079,081	100%
Audit-related fees(b)	109,496	100%	93,324	100%
Tax fees(c)	214,050	100%	151,825	100%
All other fees	—	N/A	—	N/A

Total fees:	$1,471,382		$1,324,230

(a)
Includes fees and expenses for the audit of the Company's annual financial statements, internal control over financial reporting, and review of financial statements included in the Company's quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

(b)
Includes fees related to the audits of the Company's benefit plans.

(c)
Includes tax return review services, tax advice and tax planning.

        For audit-related services, tax services and all other services, our Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent management requests services other than these pre-approved services, or beyond the dollar thresholds, our Audit Committee must specifically approve the services. Further, under our fee policy, our independent registered public accounting firm may not perform the non-audit services identified by the SEC as prohibited. Our fee policy requires management to provide to our Audit Committee on a quarterly basis a summary of all services performed by the independent registered public accounting firm.

Directors' Recommendation

        The Board unanimously recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2013.

ITEM 3—ADVISORY VOTE ON THE COMPANY'S COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

        In accordance with applicable SEC rules, we are required to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our named executive officers (say-on-pay) as disclosed in this Proxy Statement. Beginning on page 34, we describe our executive compensation programs for our named executive officers.

        In 2012, our stockholders overwhelmingly approved the compensation paid to our named executive officers, with approximately 85% of the votes cast in favor. At our 2012 annual meeting, we also asked our stockholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every year, every other year or every third year. At our 2012 annual meeting, approximately 88% of the votes cast were in favor of an annual advisory vote. In addition, our Board views it as a good corporate governance practice to have stockholders provide an annual advisory vote on executive compensation, and the Board made this recommendation to our stockholders at our 2012 annual meeting.

        For a more detailed discussion of how our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers, please see the section entitled Compensation Discussion and Analysis and the accompanying compensation tables and narrative disclosures.

        We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to express their views on executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this Proxy Statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

          RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, set forth in the 2013 annual meeting proxy statement is hereby approved by the Company's stockholders on an advisory basis.

        The say-on-pay vote is advisory and is therefore not binding on the Company, the Compensation Committee or our Board. The Compensation Committee and our Board value the opinions of our stockholders and, to the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Directors' Recommendation

        The Board unanimously recommends that stockholders vote "FOR" approval of the compensation paid to our named executive officers set forth in this Proxy Statement.

ITEM 4—APPROVAL OF AMENDMENTS TO THE FIRST MIDWEST BANCORP, INC. OMNIBUS STOCK AND INCENTIVE PLAN TO ENABLE CERTAIN AWARDS TO QUALIFY AS TAX DEDUCTIBLE PERFORMANCE-BASED COMPENSATION

Background and Description of Proposed Amendments

        We maintain the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan (as amended and restated May 19, 2010) according to which we presently grant stock options, stock appreciation rights, restricted stock or units, performance shares or units and certain other awards to certain of our employees.

        We are asking our stockholders to approve amendments to our Omnibus Plan to enable the Company to take a deduction for federal income tax purposes for certain stock-based and cash awards. These amendments will not take effect unless approved by the affirmative vote of a majority of the votes cast by the stockholders, in person or by proxy, at the Annual Meeting. The Company is not seeking to increase the number of shares available for issuance under the Omnibus Plan, to change the annual limitations for stock-based awards or make any other amendments to the Plan requiring stockholder approval.

Amendments for Compliance with Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code imposes an annual deduction limit of $1 million on the amount of compensation paid to the chief executive officer and to certain other most highly compensated officers who are employed by the Company as of the end of the fiscal year and whose compensation is reported in this Proxy Statement. The deduction limit does not apply to compensation that qualifies as "performance-based compensation" under Section 162(m).

        To qualify as performance-based compensation under Section 162(m), payment of stock-based awards (such as, for example, restricted stock and performance shares) and cash incentive compensation awards must be subject to the achievement of performance goals based upon performance criteria which are set forth in the Omnibus Plan and which have been approved by stockholders within the past five years. Achievement of the performance goals also must be certified by the Compensation Committee before awards can be paid. In addition, the Omnibus Plan must state certain limitations on the number of shares or amount of cash payments that may be subject to awards under the Plan.

        At the 2010 annual meeting, our stockholders approved performance criteria with respect to certain stock-based awards, such as restricted stock or unit and performance share or unit awards, as set forth in the current Omnibus Plan. The Compensation Committee now desires to amend the Plan to provide for cash incentive compensation awards (including STIC awards) made after approval of the Plan amendments, to establish annual award limitations on these cash awards and to add new performance criteria on which performance-based stock or cash awards may be based, and to submit these amendments to our stockholders for approval.

        These amendments will enable the Compensation Committee to qualify future cash awards (including STIC awards) as performance-based compensation under the Plan for purposes of Section 162(m) of the Internal Revenue Code and to update the performance criteria applicable to both stock-based and cash awards. If stockholders fail to approve the proposed amendments, the Company will continue to be able to grant stock-based awards under the Omnibus Plan that may qualify as performance-based compensation (and utilizing the existing performance criteria and annual award limitations included in the Plan) and to make cash incentive compensation awards, but the cash awards would not qualify as performance-based compensation and will be subject to the federal income tax deduction limit of Section 162(m).

Performance Criteria under the Omnibus Plan

        The Omnibus Plan currently sets forth the following performance criteria for restricted stock or unit and performance share or unit awards under the Plan: return on assets, return on equity, growth in net earnings, growth in earnings per share and growth in the fair market value of our Common Stock. These performance criteria will remain in the Plan. Under the Omnibus Plan, as proposed to be amended, restricted stock/unit, performance share/unit and cash awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code will be subject to performance goals based on one or more of foregoing criteria plus the following new criteria, or any combination of them:

  •
  Total shareholder return;

  •
  Income statement measures (including revenues, net income, pre-tax, pre-provision earnings, interest income, non-interest income, non-interest expense and net interest margin);

  •
  Balance sheet measures (including levels of assets, loans, charge-offs, loan loss reserves, asset quality and deposits); and

  •
  Operating efficiencies (including efficiency ratios).

        The performance criteria and the specific performance goals with respect to an award will be established by the Compensation Committee in writing, measured for achievement or satisfaction during the prescribed performance period, may include or exclude extraordinary or special income, expenses or other items and may be absolute in their terms or measured against or in relationship to external or internal measures.

Annual Limitations on Cash Awards under the Omnibus Plan

        Under the Omnibus Plan, as proposed to be amended, any cash incentive compensation award to an employee that is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not exceed, in any calendar year, the lesser of two times the employee's base salary or $2,000,000. No change is being proposed to the annual limitations on stock option, stock appreciation right, restricted stock/unit or performance share/unit awards, the number of shares which may be subject these awards or the number of shares authorized under the Plan. As a result, all of these limitations as currently set forth in the Plan will continue to apply.

Text of the Proposed Amendments

        The text of amended Section 10.8 setting forth the performance criteria for stock-based and cash awards under the Omnibus Plan and amended Section 11 providing for cash and other awards and establishing the annual limitation on cash awards to a participant under the Plan are as follows (words in italics and underscored identify the proposed changes to the existing Plan):

          "10.8    Performance Goals.    For purposes of Sections 9.2, 10.2 and 11.2 hereof, "performance goals" shall mean the criteria and objectives, determined by the Committee pursuant to the Plan, which shall be satisfied or met during the applicable restriction period or performance period, as the case may be, as a condition to the Participant's receipt of a cash Award or, in the case of a grant of Restricted Stock or Restricted Stock Units or a grant of Performance Shares, of the shares of Stock subject to such grant, or in the case of a Performance Unit Award, of payment with respect to such Award. Such criteria and objectives may include, but are not limited to, return on assets, return on equity, growth in net earnings, growth in earnings per share, growth in Fair Market Value of the Stock, total shareholder return, revenues, net income, pre-tax, pre-provision earnings, interest income, non-interest income, non-interest expense, net interest margin, levels of assets, loans, charge-offs, loan loss reserves, asset quality and deposits, and efficiency ratios, or any combination of the foregoing or any other criteria or objectives determined by the Committee. Upon completion of the restriction period or the performance period, as the case may be, the Committee shall certify the level of the performance goals attained and the amount of the Award payable as a result thereof."

*            *            *

          "11.1    Grant of Other Awards.    Subject to the provisions of Sections 5 and 6, and any other provision of this Plan, Other Awards (including, but not limited to, cash bonuses and other cash incentive compensation awards) may be granted to Participants at any time and from time to time as shall be determined by the Committee."

*            *            *

          "11.2    Terms of Other Awards.    Other Awards (including, but not limited to, cash bonuses and other cash incentive compensation awards) may be made free-standing or in tandem, with, in replacement of, or as alternatives to Awards under Sections 7, 8, 9 or 10 of this Plan or of any other incentive or employee benefit plan of the Company. An Other Award may provide for payment in cash or in Stock or a combination thereof. Any cash bonus or other cash incentive compensation awards shall be on such terms and conditions and may have such performance goals as may be determined by the Committee in its discretion; provided, that no Participant may be granted an Other Award payable in cash in respect of any calendar-year period in an amount in excess of the lesser of (a) two times the Participant's annual base salary as of March 1 of such calendar year, or (b) $2,000,000."

Federal Income Tax Consequences

        The following discussion of the federal income tax consequences is only a summary of the general rules applicable to the grant and settlement of awards under the Omnibus Plan, as proposed to be amended. Receipt of a nonqualified stock option under the Plan will not result in taxable income to the employee at the time of grant. At the time of exercise, the difference between the exercise price and the fair market value of the Common Stock on the date of exercise will be taxable as ordinary income to the participant and the Company will be entitled to a corresponding federal income tax deduction. An employee receiving restricted stock/units or performance shares/units will not recognize ordinary income until such awards are earned or vested and/or paid, at which time the Company will be entitled to a corresponding federal income tax deduction, subject to the limitations of Section 162(m) of the Internal Revenue Code. An employee receiving a cash award under the Plan will recognize ordinary income at such time that the award is earned and paid and the Company will be entitled to a corresponding deduction for federal income tax purposes, subject to the limitations of Section 162(m) of the Internal Revenue Code. In the event of a change-in-control, the acceleration of the vesting or payment of any awards under the Plan may result in the payment by the employee of excise tax, in addition to ordinary income tax, and the Company may not be entitled to a deduction for the excise tax.

Awards to be Made to Executive Officers and Other Employees Under the Omnibus Plan

        Awards under the Omnibus Plan may be made to our named executive officers and other employees of the Company as determined by the Compensation Committee. Awards are made by the Compensation Committee in its discretion, and it is not possible to identify the amounts of future awards that will be made under the Plan or the future participants in the Plan.

        At its meeting in February, 2013, the Compensation Committee granted performance share and restricted stock award opportunities under the Omnibus Plan to the named executive officers of the Company as set forth in the table below. The performance share awards are intended to qualify under the current provisions of the Plan as performance-based compensation under Section 162(m) of the Internal Revenue Code. For stock-based awards granted to our named executive officers under the Plan in 2012, see the 2012 Grants Of Plan-Based Awards Table on page 48.

Name and Position	Number of Performance Shares	Number of Shares of Restricted Stock
Michael L. Scudder, President/CEO	36,449	33,645
Mark G. Sander, Senior Executive Vice President/COO	24,284	22,260
Paul F. Clemens, Executive Vice President/CFO	7,105	9,947
Victor P. Carapella, Executive Vice President	6,486	8,626
Thomas M. Prame, Executive Vice President	4,550	8,759
All executive officers, as a group (including named executive officers)	126,783	163,927
All employees, as a group (excluding executive officers)	—	211,998

Summary of Certain Provisions of the Omnibus Plan

        The discussion set forth below summarizes the material provisions of the Omnibus Plan. This discussion is only a summary, does not purport to be complete and is qualified in its entirety by reference to the provisions of the amended and restated Omnibus Plan that is attached to this Proxy Statement as Annex A, which includes the amendments being submitted to stockholders for approval at the Annual Meeting.

        Administration.    The Compensation Committee administers the Omnibus Plan and will determine the number of shares covered by awards and establish the terms, conditions and other provisions of the awards. Each member of the Compensation Committee must be a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code.

        Participants.    The Compensation Committee determines the employees eligible to participate in the Omnibus Plan. As of March 1, 2013, there were approximately 177 employees eligible to receive equity awards under the Omnibus Plan.

        Shares Authorized for Future Awards.    The Omnibus Plan authorizes the issuance of a maximum of 8,631,641 shares of Common Stock. This maximum number includes the initial shares authorized at the inception of the Plan 24 years ago, as well as increases approved by stockholders and adjustments made for stock splits during that time. However, at December 31, 2012, there were 2,322,994 shares of Common Stock remaining available for issuance for future awards under the Plan. In addition to these shares of Common Stock available for future awards, there are 1,625,799 shares presently subject to outstanding awards. The shares that are subject to outstanding awards may be added back to the shares remaining available for future awards as follows: (i) shares tendered in payment of the exercise price of a stock option; (ii) shares withheld by the Company to satisfy tax withholding obligations; and (iii) shares subject to an outstanding award which expired or terminated or which was not issued due to forfeiture, cancellation or cash settlement of the award.

        Types of Awards.    The Compensation Committee may in its discretion issue to participants the awards listed below, subject to the terms of the Omnibus Plan and such terms, conditions and provisions as the Compensation Committee may determine to be necessary or desirable. Except to the extent permitted by the specific terms of nonqualified stock options, no award will be assignable or transferable except by will, the laws of descent and distribution or as may be determined in the Compensation Committee's discretion.

  •
  Stock Options.  Options may be issued to purchase shares of our Common Stock. Stock options may be in the form of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code or options not meeting this definition, or "nonqualified stock options". Options must have an exercise price equal to the fair market value of the underlying Common Stock on the date of grant.

  •
  Restricted Stock.  Restricted stock are shares of Common Stock that after issuance, may not be sold or transferred during a restricted period. Once the restricted period ends, the shares may be sold or transferred by the holder. During the restricted period, the holder of restricted stock is entitled to vote these shares. Restricted stock may vest or be earned upon the achievement of performance goals or upon continued employment of the participant, as determined by the Compensation Committee.

  •
  Restricted Stock Units.  Restricted stock units are share units that represent the right to receive a share of our Common Stock. The holder of a restricted stock unit is not entitled to any voting rights. Restricted stock units may be earned or vest upon the achievement of performance goals or upon continued employment of the participant, as determined by the Compensation Committee.

  •
  Performance Shares and Performance Units.  Performance shares and performance units are awards that may be earned upon the achievement of certain performance goals as determined by the Compensation Committee. Performance shares and performance units may be payable in Common Stock, cash or a combination of both. The holder of performance shares or performance units does not have any voting rights.

  •
  Stock Appreciation Rights.  Stock appreciation rights may be issued independently of a stock option or in tandem with all or any part of a stock option issued under the Omnibus Plan. When exercised, stock appreciation rights provide for the payment by the Company in cash or in shares of Common Stock, or a combination of both, of an amount equal to the difference between the fair market value per share of our Common Stock at the time of exercise over such value at the time of grant of the stock appreciation right.

  •
  Cash Awards.  As proposed to be amended, cash bonuses or other cash incentive compensation awards may be granted on such terms and conditions, and may have such performance goals, as determined by the Compensation Committee.

  •
  Other Awards.  The Compensation Committee may issue other types of awards of cash, Common Stock or awards based in whole or in part by reference to Common Stock. Such awards could include, without limitation, unrestricted stock grants or cash awards.

        No Repricing of Stock Options.    The Omnibus Plan expressly prohibits the repricing of stock options without stockholder approval, and the Company has never repriced any stock options.

        Amendments and Termination.    The Board may amend, modify, suspend or terminate the Omnibus Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would adversely affect the rights of any participant under any award previously issued to such participant will be made without the consent of the participant. Although there is no set termination date for the Omnibus Plan, no award may be granted under the Omnibus Plan on or after February 21, 2021.

        Adjustments.    In the event there is a change in the shares of Common Stock as a result of any stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate change, the Compensation Committee will make an appropriate adjustment to the outstanding awards, the number and class of shares of Common Stock available for issuance under the Omnibus Plan, the number and class of shares subject to the per person limit on awards issued in any year and the number and class of shares covered by any outstanding award.

        Limitations on Awards.    No participant may be granted, during any calendar year period, awards consisting of stock options or stock appreciation rights that are exercisable for more than 250,000 shares of Common Stock (500,000 in the participant's initial calendar year as an employee of the Company), subject to the adjustment discussed above. With respect to awards consisting of shares of Common Stock or units denominated in shares of Common Stock (including, but not limited to, restricted stock or units and performance shares or units), no participant may be granted, during any calendar period, awards covering or relating to more than 250,000 shares of Common Stock (500,000 in the participant's initial calendar year as an employee), other than any awards consisting of stock options or stock appreciation rights, and subject to the adjustment discussed above. Any short-term cash incentive compensation or other cash award to a participant may not exceed, in any calendar year, the lesser of two times the participant's base salary or $2,000,000.

        Termination of Employment.    In the event the employment of a participant is terminated (whether by reason of death, disability, retirement, resignation or otherwise), the outstanding awards granted to the participant may become immediately earned or vested, may be forfeited or terminated or may continue in existence, depending on the manner in which the participant's employment is terminated.

        Change-in-Control.    For purposes of the Omnibus Plan, the definition of "Change-in-Control" includes (i) the acquisition of 25% or more of the voting stock of the Company by an unrelated third party (except under certain circumstances), (ii) the occurrence of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or a similar transaction or series of transactions (except under certain circumstances), (iii) approval by our stockholders of a plan of complete liquidation or dissolution of the Company, and (iv) certain substantial changes in the composition of our Board.

        Under the Plan, in the event of a change-in-control, unless a particular award agreement provides otherwise:

  •
  all awards will vest 100%;

  •
  all options will become exercisable in full;

  •
  all restrictions applicable to restricted stock awards and restricted stock units will terminate;

  •
  all performance shares and performance units (and, if applicable, all restricted stock awards and restricted stock units) will be paid out based upon the extent to which performance goals during the performance period have been met up to the date of the change-in-control, or at target, whichever is higher; and

  •
  all other awards will be paid out based on their terms.

Securities Authorized for Issuance Under our Equity Compensation Plans

        The following table sets forth information, as of December 31, 2012, relating to equity compensation plans of the Company pursuant to which options, restricted stock, restricted stock units, performance shares, performance units or other rights to acquire shares may be granted from time to time.

	(a)	(b)	(c)
Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans, excluding securities reflected in column (a)
Approved by security holders(1)	1,718,368	$32.42	2,399,721
Not approved by security holders(2)	5,206	17.71	—

Total	1,723,574	$32.38	2,399,721

(1)
Includes all outstanding options and awards under the Omnibus Plan and the Non-Employee Directors' Stock Plan.

(2)
Represents shares underlying deferred stock units credited under the Company's Nonqualified Retirement Plan, payable on a one-for-one basis in shares of Common Stock.

Directors' Recommendation

        The Board unanimously recommends that stockholders vote "FOR" approval of the amendments to our Omnibus Plan.

 CORPORATE GOVERNANCE AT FIRST MIDWEST

        Our Board is committed to maintaining strong corporate governance principles and practices. If you would like additional information about our corporate governance practices, you may view the following documents on our website at www.firstmidwest.com/corporategovernance or request them in print by sending a written request to the Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143:

  •
  Corporate Governance Guidelines;

  •
  Code of Ethics and Standards of Conduct (applicable to all directors, officers and employees);

  •
  Code of Ethics for Senior Financial Officers;

  •
  Audit Committee Charter;

  •
  Compensation Committee Charter;

  •
  Nominating and Corporate Governance Committee Charter; and

  •
  Related Person Transaction Policies and Procedures.

Corporate Governance Guidelines and Committee Charters

        The Corporate Governance Guidelines and the charters of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board describe our corporate governance practices. The Corporate Governance Guidelines and charters are intended to ensure that our Board has practices in place relating to oversight of management and various components of our business operations and to make decisions that are independent of management.

Code of Ethics and Standards of Conduct and Code of Ethics for Senior Financial Officers

        We have adopted a Code of Ethics and Standards of Conduct, which applies to all of our directors, officers and employees, as well as a Code of Ethics for Senior Financial Officers, which applies to our senior financial officers. Our Code of Ethics and Standards of Conduct meets the requirements of a "code of ethics" as defined by Item 406 of Regulation S-K, and also meets the requirements of a "code of conduct" under the Nasdaq Rules. Annually, all employees are required to certify that they have reviewed and are familiar with the Code of Ethics and Standards of Conduct, and all officers are required to certify compliance with the Code. Waivers of the Code of Ethics and Standards of Conduct for executive officers are required to be disclosed to the Chair of the Nominating and Corporate Governance Committee of the Board.

Board Leadership and Structure

        As provided in the Corporate Governance Guidelines, our Board does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.

        At this time, the position of Chairman of the Board is held by Robert P. O'Meara and the position of President and Chief Executive Officer is held by Michael L. Scudder. The Board of Directors has determined that, under current circumstances the separation of the offices of Chairman of the Board and of President and Chief Executive Officer will enhance Board oversight. This separation allows Mr. Scudder to focus on his responsibilities of running the day-to-day affairs of the Company, enhancing stockholder value and expanding and strengthening the Company's business. Concurrently, Mr. O'Meara, as Chairman of the Board, can focus on leadership for the Board as it provides advice to and independent oversight of management. As the independent Chairman, Mr. O'Meara also serves as the presiding director of the Board.

Risk Oversight

        Risk is inherent with every business and we face a number of risks, including, for example, credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, cyber risk and reputation risk. Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes, policies and levels designed and implemented by management are appropriate and functioning as designed.

        The Board performs its risk oversight function primarily through its committees and the operation of the Bank's Board of Directors, as well as reports directly from the President and Chief Executive Officer and other members of management regarding the Company's risk management functions. In addition, the Chairman of the Board meets regularly with the President and Chief Executive Officer to discuss strategy and risks facing the Company. Key members of senior management attend Board meetings and are available to address any questions or concerns raised by the Board.

Meetings

        Our Board holds regularly scheduled quarterly meetings and special meetings as needed. In 2012, the Board held four regularly scheduled meetings and two special meetings. Once a year, the Board devotes additional time to presentations and discussions with senior management about the Company's long-term strategy, which is then supplemented, updated and discussed further at the Board's quarterly meetings.

        We expect our directors to attend all Board and committee meetings for those committees on which they serve. Directors are also expected to attend each annual stockholders meeting. All of our current directors, including the current nominees for director, attended last year's annual stockholders meeting. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served during 2012.

Board Committees

        Our Board has three standing committees, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each standing committee has a written charter and the Board has determined that each of the members of our standing committees is "independent" under the provisions of our Corporate Governance Guidelines and the Nasdaq Rules. The Board has also established an Advisory Committee for the purpose of providing general advice to management with respect to general business matters as needed between regular meetings of the Board.

        Under our Corporate Governance Guidelines, the members of each Board committee (including each committee chair) are appointed by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and a member may only serve as the chair of one committee of the Board at any given time. The table below provides membership and meeting information for each Board committee for the 2012 fiscal year.

Name	Advisory		Audit		Compensation		Nominating & Corporate Governance
Boigegrain, Barbara A.					X
Chlebowski Jr., John F.	X		X
Gaffney, Brother James	X				X		X	*
Gill, Phupinder S.			X
Henseler, Peter J.					X
McDonnell, Patrick J.	X		X	*			X
O'Meara, Robert P.	X	*	X				X
Rudnick, Ellen A.	X		X				X
Scudder, Michael L.	X
Small, Michael J.			X				X
Sterling, John L.					X
Vanderwoude, J. Stephen	X				X	*	X
Total Board committee meetings in fiscal year 2012	5		8		6		5

*
Designates Chair of this Committee.

        Below is a brief description of each standing committee of our Board as well as our Advisory Committee. Each standing committee has the authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. The charter of each standing committee describes the specific responsibilities and functions of such committee. You may view each charter by visiting our website at www.firstmidwest.com/corporategovernance.

        Audit Committee.    The responsibilities of the Audit Committee include, among others:

  •
  Retention and termination of our independent registered public accounting firm and pre-approve all services performed by this firm.

  •
  Oversight of the external reporting process and the adequacy of the Company's internal controls.

  •
  Oversight of the scope of the audit activities of the independent registered public accounting firm and the Company's internal auditors.

  •
  Oversight of the process for determining the independence of the independent registered public accounting firm.

  •
  Oversight of the procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.

        Compensation Committee.    The Compensation Committee reviews and evaluates our general compensation philosophy and oversees the development, implementation and any revision to our compensation policies and programs. The responsibilities of the Compensation Committee include, among others:

  •
  Review and evaluate the Company's general compensation philosophy.

  •
  Oversee the development and implementation of our compensation policies and programs.

  •
  Recommend to our Board goals and objectives relating to the compensation of our Chief Executive Officer.

  •
  Assist our Board in evaluating our Chief Executive Officer and recommending to our Board the Chief Executive Officer's compensation.

  •
  Review and recommend to our Board the annual compensation of senior management.

  •
  Oversee the Company's health and welfare programs.

  •
  Oversee the Company's retirement plans.

  •
  Review and monitor the Company's incentive and other compensation programs.

  •
  Administer our Omnibus Plan and Non-employee Directors Stock Plan.

        Nominating and Corporate Governance Committee.    The responsibilities of the Nominating and Corporate Governance Committee include, among others:

  •
  Recommend to the Board the director nominees for election at any meeting of stockholders at which directors are elected.

  •
  Identify, interview and recruit individuals for Board membership.

  •
  Oversee matters of corporate governance, including reviewing the Company's Corporate Governance Guidelines and Code of Ethics and Standards of Conduct.

  •
  Advise the Board on Board and committee organization, membership, function, performance and effectiveness.

  •
  Review director independence standards and qualifications and make recommendations to the Board with respect to the determination of the independence and qualifications of directors.

  •
  Review stockholder proposals and consider responses or actions regarding such proposals.

        Advisory Committee.    The primary responsibility of the Advisory Committee is to advise and consult with management with respect to general business matters as needed between regular meetings of the Board.

Related Person Transactions

        We maintain a policy for reviewing, approving and monitoring transactions involving the Company and related persons (generally, directors and executive officers or their immediate family members, or stockholders owning 5% or more of our Common Stock).

        Our Nominating and Corporate Governance Committee is responsible for reviewing and approving (or ratifying) all transactions with related persons. The Nominating and Corporate Governance Committee will take into account all relevant factors in its analysis, including whether the transaction is on terms comparable to those available to third parties. The Nominating and Corporate Governance Committee will also determine whether any transaction with a related person impairs the independence of a director, or presents a conflict of interest on the part of a director or executive officer. The Chair of the Nominating and Corporate Governance Committee may pre-approve or ratify any transaction with a related person involving an amount up to $500,000. The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity and certain ordinary course banking transactions will be deemed to be pre-approved by the Nominating and Corporate Governance Committee.

        During 2012, the Company and the Bank engaged in transactions in the ordinary course of business with some of our executive officers, directors and entities with which they are associated. All loans, loan commitments and other banking services in connection with these transactions were in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and did not involve more than the normal risk of collectibility or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

        No member of our Compensation Committee has served as one of our executive officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has an executive officer serving on our Board or our Compensation Committee.

Stockholder Communication with Directors

        Stockholders may contact an individual director, the Board as a group or a specific Board committee or group, including our independent directors as a group, by submitting written correspondence to First Midwest Bancorp, Inc., Attn: Board of Directors, One Pierce Place, Suite 1500, Itasca, Illinois 60143. Each communication should specify the applicable addressee(s) to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee(s). Communications also may be referred to other departments within the Company. The Company generally will not forward to the directors a stockholder communication that involves routine business matters of the Company or the Bank, an irrelevant topic or general information about the Company. Matters regarding accounting or auditing matters should be reported in writing to the Board's Audit Committee Chair or the Company's Chief Risk Officer or Audit Services Manager at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
STOCKHOLDERS, DIRECTORS, AND MANAGEMENT

        The following table sets forth, as of March 1, 2013, information about the beneficial ownership of our Common Stock by all directors, our named executive officers and our directors and all executive officers as a group. Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to applicable community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

        We calculated the percent of class based on approximately 75,169,000 shares of Common Stock outstanding on March 1, 2013. We also include shares subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2013. Those shares are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Number of Shares/ Units(1)(2)(3)(4)		Percent of Class
Directors
Barbara A. Boigegrain	21,025		*
John F. Chlebowski, Jr.	25,367		*
Brother James Gaffney	15,308	(5)	*
Phupinder S. Gill	20,653		*
Peter J. Henseler	11,035		*
Patrick J. McDonnell	39,491		*
Robert P. O'Meara	552,348		*
Ellen A. Rudnick	34,434		*
Michael L. Scudder	374,646		*
Michael J. Small	17,517		*
John L. Sterling	119,223		*
J. Stephen Vanderwoude	86,096		*
Named Executive Officers (other than Mr. Scudder)			*
Mark G. Sander	154,751		*
Paul F. Clemens	100,104		*
Victor P. Carapella	220,342	(6)	*
Thomas M. Prame	26,677		*
All directors and executive officers (including named executive officers) as a group
(23 persons)	2,245,674	(7)	2.97%

*
Less than 1%

(1)
Includes the following shares of Common Stock subject to options exercisable within 60 days after March 1, 2013: John F. Chlebowski, Jr., 6,586 shares; Brother James Gaffney, 15,210 shares; Patrick J. McDonnell, 15,210 shares; Robert P. O'Meara, 14,475 shares; Ellen A. Rudnick, 10,653 shares; John L. Sterling, 15,210 shares; J. Stephen Vanderwoude, 15,210 shares; Michael L. Scudder, 94,710 shares; Mark G. Sander, 42,328 shares; Victor P. Carapella, 60,903 shares; and Paul F. Clemens, 24,746 shares.

(2)
Some of our directors and officers have deferred cash compensation (in the form of phantom Common Stock) or stock option gains (in the form of Common Stock equivalents) under our deferred compensation plans. Some of these deferred amounts will be paid in shares of our Common Stock upon the directors' or officers' retirement or other termination of employment or service with the Company. The number of shares of Common Stock to which the directors and officers would be entitled had their employment or service with the Company terminated as of March 1, 2013 is as follows: Phupinder S. Gill, 8,136 shares; Peter J. Henseler, 635 shares; J. Stephen Vanderwoude, 18,611 shares; Michael L. Scudder, 8,979 shares; Victor P. Carapella, 49,406 shares; Paul F. Clemens, 1,883 shares; and Thomas M. Prame, 1,875 shares. The directors and officers have voting and investment power for the shares of phantom Common Stock and voting power but no dispositive power for the Common Stock equivalent shares.

(3)
Includes the following shares of Common Stock held through the Company's Savings and Profit Sharing Plan: Michael L. Scudder, 7,032 shares; Mark G. Sander, 191 shares; Victor P. Carapella, 25,786 shares; and Paul F. Clemens, 925 shares.

(4)
Includes 3,271 shares of restricted stock subject to future vesting conditions for which the individual has voting but not dispositive power for each of Barbara A. Boigegrain, John F. Chlebowski, Jr., Phupinder S. Gill, Peter J. Henseler, Patrick J. McDonnell, Ellen A. Rudnick, Michael J. Small, John L. Sterling and J. Stephen Vanderwoude. Also includes the following shares of restricted stock subject to future vesting conditions for which the individual has voting but not dispositive power: Michael L. Scudder, 138,848 shares; Mark G. Sander, 62,445 shares; Victor P. Carapella, 6,664 shares and 28,888 restricted stock units; Paul F. Clemens, 37,244 shares; and Thomas M. Prame, 24,802 shares.

(5)
Includes 98 shares of Common Stock owned by Lewis University to which Brother James Gaffney disclaims beneficial ownership.

(6)
Includes 8,035 shares of Common Stock held in a margin account or subject to a pledge.

(7)
Includes: 67,018 shares of Common Stock held in our Savings and Profit Sharing Plan for the accounts of certain executive officers; 412,969 shares of restricted stock and 34,724 restricted stock units which are subject to future vesting conditions; 121,258 shares of Common Stock payable to certain directors and executive officers pursuant to our deferred compensation plans; and 468,658 shares of Common Stock subject to options exercisable within 60 days after March 1, 2013. Includes 8,035 shares of Common Stock held in margin accounts or subject to a pledge.

Other Security Ownership

        The following table identifies each person known to us as of March 1, 2013 to beneficially own more than 5% of our outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Wellington Management Company, LLP(1) 280 Congress Street Boston, MA 02210	6,747,569 shares	9.02%
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	6,079,882 shares	8.12%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	4,328,134 shares	5.78%
Dimensional Fund Advisors LP(4) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	3,911,248 shares	5.23%

(1)
This information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2013 by Wellington Management Company, LLP, which reported shared voting power as to 5,352,645 shares and shared dispositive power as to 6,747,569 shares as of December 31, 2012.

(2)
This information is based solely on a Schedule 13G/A filed with the SEC on February 1, 2013 by BlackRock, Inc., which reported sole voting power as to 6,079,882 shares and sole dispositive power as to 6,079,882 shares as of December 31, 2012.

(3)
This information is based solely on a Schedule 13G filed with the SEC on February 12, 2013 by The Vanguard Group, which reported sole voting power as to 111,044 shares, sole dispositive power as to 4,222,090 and shared dispositive power as to 106,044 shares as of December 31, 2012.

(4)
This information is based solely on a Schedule 13G/A filed with the SEC on February 11, 2013 by Dimensional Fund Advisors LP, which reported sole voting power as to 3,837,542 shares and sole dispositive power as to 3,911,248 shares as of December 31, 2012.

 DIRECTOR COMPENSATION

        We use a combination of cash and equity-based compensation to help attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties and comparative data regarding director compensation of our peers. Michael L. Scudder (our President and Chief Executive Officer) does not receive compensation for serving as a member of the Board. In addition, Brother James Gaffney has elected not to receive either the cash or equity component of his director compensation. The following summarizes our annual compensation for non-employee directors for the 2012 fiscal year:

2012 Cash Component(1)

Description	Amount
An annual fixed retainer for each non-employee director	$40,000
An additional annual fixed retainer for the Audit Committee Chair	$10,000
An additional annual fixed retainer for each member of the Audit Committee (excluding Audit Committee Chair)	$4,000
An additional annual fixed retainer for the Compensation Committee Chair	$7,000(3)
An additional annual fixed retainer for the Nominating and Corporate Governance Committee Chair	$7,000(3)
An additional annual fixed retainer for the Board Chair	$100,000

 2012 Equity Component(2)

The aggregate dollar value of the equity component of annual non-employee director compensation was based on $42,000 for each director. These awards were calculated by taking that dollar value and then dividing by $11.355, the average of the high and low sale price of our Common Stock on the date of grant in 2012 as reported by the Nasdaq Stock Market. These awards were issued under the First Midwest Bancorp, Inc. Amended and Restated Directors Stock Plan. Director equity awards are generally issued on the day of our Board meeting held in February. This equity component consists of restricted Common Stock that has a one-year vesting requirement.

(1)
Each annual cash retainer is paid in equal quarterly installments in arrears. Payment of each annual retainer is contingent upon the director's service during the preceding quarter. We do not pay separate fees for attendance at Board or Board committee meetings. We also reimburse our directors for their reasonable Board and committee attendance-related expenses.

(2)
These awards are recommended by the Compensation Committee and authorized by the Board. Since May of 2008, non-employee director equity awards have been in the form of shares of restricted stock. Prior to that time such awards were made in the form of non-qualified stock options.

(3)
These annual fixed retainers were increased to $10,000 in 2013.

2012 Equity Compensation

        Barbara A. Boigegrain, John F. Chlebowski, Jr., Phupinder S. Gill, Peter J. Henseler, Patrick J. McDonnell, Ellen A. Rudnick, Michael J. Small, John L. Sterling and J. Stephen Vanderwoude each received a full equity award in 2012 of 3,699 shares. Restricted stock awards have a vesting period of one year from the date of grant and are nontransferable prior to vesting except in certain limited circumstances. In the event of a change-in-control, as defined in the Amended and Restated First Midwest Bancorp, Inc. Directors Stock Plan, all unvested shares of restricted stock will vest in full, the restrictions will lapse and the shares will be freely transferable. Beginning in 2012, Robert P. O'Meara receives a cash payment of $42,000 in lieu of the equity component of his director compensation in light of his significant holdings of our Common Stock. As previously indicated, Brother James Gaffney has elected not to receive a director restricted stock award.

Director Stock Ownership Guidelines

        We believe that each director should have an important personal investment in the Company. Directors are encouraged to own Common Stock equal in value to five times their annual cash retainer and to acquire and maintain this share ownership threshold within five years of joining the Board.

        All of our directors (except a director who recently became a member of our Board) own a sufficient number of shares of Common Stock, including restricted stock, under our stock ownership guidelines.

Deferred Compensation Plan for Non-Employee Directors

        The First Midwest Bancorp, Inc. Deferred Compensation Plan for Non-employee Directors (Directors Deferred Plan) allows non-employee directors to defer receipt of either 50% or 100% of any director fees and retainers. Deferral elections are made in December of each year for amounts to be earned in the following year. Accounts are deemed to be invested in separate investment accounts under the plan, with the same investment alternatives as those available under our Retirement Plan, including an investment account for shares of our Common Stock.

        Directors are able to modify their investment elections at any time. Deferred director fees and retainers are payable at the director's election, either as a lump sum or in installments over a period not to exceed fifteen years. Payments under the Directors Deferred Plan begin at the date specified by the director or upon cessation of service as a director.

        The following table and explanatory footnotes provide information with regard to the cash and restricted stock grants issued to each non-employee director during 2012.

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)		Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value(4) and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)		Total ($)
Barbara A. Boigegrain	$40,000	$42,000		—	—	$—	$2,500		$84,500
John F. Chlebowski, Jr.	44,000	42,000		—	—	—	—		86,000
Brother James Gaffney(6)	—	—		—	—	—	2,500		2,500
Phupinder S. Gill	43,000	42,000		—	—	198	—		85,198
Peter J. Henseler	40,000	42,000		—	—	159	—		82,159
Patrick J. McDonnell	47,742	42,000		—	—	—	—		89,742
Robert P. O'Meara	185,000	—	(7)	—	—	3,956	9,551	(8)	198,507
Ellen A. Rudnick	44,000	42,000		—	—	—	2,500		88,500
Michael J. Small	44,000	42,000		—	—	—	—		86,000
John L. Sterling	40,000	42,000		—	—	—	1,000		83,000
J. Stephen Vanderwoude	47,000	42,000		—	—	735	—		89,735

(1)
Includes amounts deferred at the election of the directors pursuant to our Directors Deferred Plan.

(2)
The aggregate number of shares of restricted stock issued by the Company to each non-employee director during the 2012 fiscal year is as follows: 3,699 shares to Barbara A. Boigegrain, John F. Chlebowski, Jr., Phupinder S. Gill, Peter J. Henseler, Patrick J. McDonnell, Ellen A. Rudnick, Michael J. Small, John L. Sterling and J. Stephen Vanderwoude. The amounts in column (c) reflect the aggregate grant-date fair value of stock awards granted in 2012 to each named non-employee director in accordance with the accounting guidance for share-based compensation.

(3)
The aggregate number of unexercised stock options outstanding as of March 1, 2013 issued to non-employee directors is as follows: John F. Chlebowski, Jr., 6,586; Brother James Gaffney, 15,210; Patrick J. McDonnell, 15,210; Robert P. O'Meara, 14,475; Ellen A. Rudnick, 10,653; John L. Sterling, 15,210; and J. Stephen Vanderwoude, 15,210.

(4)
The Company does not maintain a non-equity incentive plan or pension plan for directors.

(5)
The amounts in column (g) for Barbara A. Boigegrain, Brother James Gaffney, Ellen A. Rudnick and John L. Sterling represent the amounts paid under our matching gift donation program to eligible educational institutions designated by the applicable director.

(6)
Brother James Gaffney has elected not to receive any compensation for his service on the Board.

(7)
Robert P. O'Meara receives a cash payment of $42,000 in lieu of the equity component of his director compensation because of his significant holdings of our Common Stock.

(8)
The amount in column (g) for Robert P. O'Meara includes payments made on his behalf under a Retirement and Consulting Agreement between the Company and Mr. O'Meara. Under this agreement Mr. O'Meara pays 17% of the premium for health coverage under the Company's medical program for retirees and the Company pays the balance.

COMPENSATION DISCUSSION AND ANALYSIS

        This section provides information and perspective regarding our compensation programs and decisions for our executive officers identified below. In this section and in the tables that follow, we refer to these executive officers as our "named executive officers."

Name	Title
Michael L. Scudder	President and Chief Executive Officer, First Midwest Bancorp, Inc. and Chairman and Chief Executive Officer, First Midwest Bank
Mark G. Sander	Senior Executive Vice President and Chief Operating Officer, First Midwest Bancorp, Inc. and President and Chief Operating Officer, First Midwest Bank
Paul F. Clemens	Executive Vice President and Chief Financial Officer, First Midwest Bancorp, Inc. and First Midwest Bank
Victor P. Carapella	Executive Vice President and Director of Commercial Banking, First Midwest Bank
Thomas M. Prame	Executive Vice President and Director of Retail Banking, First Midwest Bank

Executive Summary and Reasons for Executive Awards Based on 2012 Results

        We believe it is important to incent and reward our executives for achieving corporate and individual objectives and furthering our corporate strategies that create value for our stockholders. Therefore, we link our quantitative and qualitative business strategies with our compensation program design without motivating our executives to take excessive risks to enhance their compensation.

        Since 2008, the Company and the banking industry in general have been navigating through some of the most severe economic conditions in recent times. Our 2012 fiscal year started by having exited the federal Troubled Asset Relief Program (TARP) in late 2011 when we redeemed $193 million of preferred stock (and the related Common Stock warrant) issued to the U.S. Department of Treasury.

        In 2012, and with the concurrence of the Board, our senior management took important steps to accelerate the remediation of certain credits that resulted in the Company reporting an operating loss for the year. Adjusting for the elevated credit costs, the Company recorded pre-tax, pre-provision operating earnings of approximately $120.3 million for the year ended December 31, 2012.

        When reviewing the Company's overall performance, the Compensation Committee recognized that, despite our operating loss of $20.7 million, the Company took significant steps in 2012 to improve its credit risk profile, diversify and grow its loan portfolio, increase fee-based income and invest in its core business, among other accomplishments. These and other actions taken by the Company in 2012 should result in more stable, diversified and robust earnings in 2013 and beyond, thereby repositioning the Company for the future and enhancing long-term stockholder value. The Compensation Committee also acknowledged the challenges associated with the current economic conditions, low interest rate environment and regulatory uncertainty that continued throughout 2012.

        The Compensation Committee determined that the Company achieved the following business results, among others, in 2012:

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  The stock price for our Common Stock increased 23.6% between December 31, 2011 and December 31, 2012. By comparison, the Nasdaq Composite Index had a 1-year return for 2012 of 15.91% and the Nasdaq Financial Index had a 1-year return for the same period of 13.68%.

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  Achieved actual pre-tax, pre-provision earnings of approximately $120.3 million in 2012, as compared to target pre-tax, pre-provision earnings of $121.2 million.

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  Grew total loans (excluding covered loans) by $101.6 million, or 2.0%, from December 31, 2011.

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  Continued to reposition the loan portfolio from December 31, 2011, with commercial and industrial loans increasing by almost 12% and commercial real estate loans decreasing by approximately 5.4% from December 31, 2011.

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  Significantly improved the Company's overall credit risk profile through the completion of bulk loan sales of $172.5 million in non-performing and performing potential problem loans, although in doing so we realized an operating loss of $20.7 million in 2012.

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  Increased fee income by approximately 3.3% from December 31, 2011.

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  Established new platforms for our wealth management and mortgage divisions to continue fee income momentum.

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  Maintained total noninterest expense essentially flat compared to 2011 (excluding certain unusual expenses attributed to bulk loan sales and amortization of the FDIC-related asset).

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  Maintained regulatory capital ratios significantly above the minimums for "well capitalized" institutions.

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  Received recognition by the Chicago Tribune for the third consecutive year as one of Chicago's top work places and by Forbes as one of America's most trustworthy companies.

        Based on the foregoing, the Compensation Committee approved short-term incentive compensation awards, but not performance-based equity awards, for our named executive officers for 2012.

Recent Changes in Executive Compensation

        Beginning in late 2012, the Compensation Committee decided to make changes to our executive compensation programs to further our emphasis on pay for performance. These changes were based on recommendations by the Compensation Committee's independent compensation consultant, consideration of market practices and recommendations by executive management.

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  Increased Emphasis on Pay for Performance.  Performance-based and long-term equity awards make up a significant portion of our executive compensation package. Our 2013 executive compensation programs reflect an even greater emphasis on performance-based compensation and an increased alignment with stockholder interests for our named executive officers. For example, for 2013, more than 60% of the pay of our Chief Executive Officer and our Chief Operating Officer is either at-risk or tied to the value of our common stock. In addition, in 2013, our Chief Executive Officer and Chief Operating Officer received time-vested restricted stock awards using an award rate of 50% of their respective base salaries whereas in 2012 the restricted stock award rate for our CEO and COO was 75% of their respective base salaries. Our performance-based equity awards to our CEO and COO also have been restructured for 2013 to place even greater emphasis on corporate performance (See the discussion below under the section entitled Performance-Based Equity Awards).

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  Use of Total Shareholder Return as External Relative Metric.  We believe it is desirable to continue to use both external and internal metrics to measure our corporate performance. For the performance share awards that we granted in February 2013, we will use total shareholder return as the external relative metric to determine if these awards are earned. There will be a three-year performance period, and if awards are earned, followed by a two-year continued service vesting period.

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  Elimination of Walk-Away Right Upon a Change-in-Control.  Our employment agreements entered into with our named executive officers prior to 2010, contained a "single trigger" provision that allowed the executive to resign for any reason within a certain time period following a change-in-control of the Company and receive enhanced severance benefits. These employment agreements were amended to include a "double trigger" provision that requires an involuntary termination of the named executive officer's employment (including a resignation for good reason) following a change-in-control of the Company before the executive is entitled to receive enhanced severance benefits. Since 2010, all of our new employment agreements entered into with any executive officer contain a "double trigger" provision.

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  Elimination of Tax Gross-up.  Our legacy employment agreements entered into with our named executive officers also contained a provision obligating the Company to pay the executive an excise tax gross-up in the event the officer incurred a golden parachute excise tax from severance benefits paid following a change-in-control. These employment agreements were amended to eliminate any tax gross-up payments to the executive. As such, the severance benefits paid to the named executive officer following a change-in-control either will be reduced to an amount that could be paid to the officer without giving rise to any excise tax or will be paid in full to the executive but with the executive having the responsibility to pay any resulting excise tax. Since 2010, all of our employment agreements entered into with any executive officers do not obligate us to pay an excise tax gross-up.

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  End of TARP Restrictions.  Because we exited the TARP program in 2011, we eliminated the salary stock adjustments and other restrictions we had in place due to the TARP-required limitations on incentive-based compensation. As a result, we returned to a more traditional pay mix of base salary (at a reduced level from 2011), annual incentive compensation and long-term incentives. In February 2012, we reinstated our named executive officers' participation in our short-term incentive compensation plan, and our Compensation Committee determined to grant awards to our Chief Executive Officer, Chief Financial Officer and senior commercial loan officer in recognition of, and as incentive to continue, their important contributions to the Company. One half of these special awards was paid in cash in December 2012 and the other half in the form of restricted stock that will vest in equal installments two and three years from the date of grant.

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  Confidentiality and Restrictive Covenants Agreements.  Our legacy employment agreements with our named executive officers obligated the executive to abide by certain confidentiality and non-solicitation covenants following a termination of employment. However, those obligations did not apply in certain circumstances, including a termination of employment following a change-in-control. Our named executive officers, and other senior executives, are now parties to confidentiality and restrictive covenants agreements (CRCAs) that will apply following a termination of employment at any time for any reason. As a result, our Chief Executive Officer and each of our other named executive officers are obligated under their respective CRCAs to refrain from disclosing or using our confidential information at any time after termination of employment and to not solicit our customers or employees for a period of 12 months (18 months for our Chief Executive Officer and Chief Operating Officer) following termination of employment.

Our Compensation Philosophy

        Our Compensation Committee believes that our ability to attract, retain and motivate qualified, dedicated and high-performing employees is vital to our success and continued growth as a Company. To that end, the Compensation Committee strives to design compensation programs that:

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  Encourage and reward our employees to achieve our long-term and short-term corporate objectives, as well as the employee's individual performance goals.

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  Encourage and reward employees for their efforts in producing and carrying out sustainable growth strategies and creating value for the Company's stockholders.

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  Maintain an appropriate balance between base salary and performance-based and equity compensation, and with a greater emphasis on at-risk performance-based compensation.

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  Maintain compensation programs that are market competitive.

        The Compensation Committee also annually reviews the risks and rewards associated with each element of our compensation programs to assure that our programs do not encourage our executive officers to take excessive risks to enhance their compensation.

How We Measure Company Performance

        The compensation programs for our named executive officers are designed such that a significant portion of executive compensation is tied to our corporate performance. When measuring corporate performance, we may consider both qualitative and quantitative factors and achievements relating to our business strategies and objectives.

        Our STIC program is a performance-based program intended to incent and motivate employees to achieve annual corporate and individual goals that, in turn, should positively affect long-term strategic corporate objectives. Payouts under our STIC program are made in cash. During the first quarter of each year, our Compensation Committee establishes corporate performance goals for our Chief Executive Officer and each of our other named executive officers. If these goals are achieved, awards under our STIC program are paid in cash bonuses, generally in March of the following year, with the approval of the Committee and the Board.

        Our performance-based equity award program is an incentive compensation program that is intended to reward our named executive officers for long-term Company performance measured over a three-year performance period, and followed by a two-year vesting schedule. Under this program we measure quantitative corporate performance against a peer group of other banking companies whose size and business lines are similar to ours, and who operate primarily in larger, urban centers like ours. For 2012, this peer group consisted of the following companies:

1st Source Corporation	Pinnacle Financial Partners, Inc.	Trustmark Corporation
Chemical Financial Corporation	PrivateBancorp, Inc.	UMB Financial Corporation
Citizens Republic Bancorp	Provident Financial Services	Umpqua Holdings Corporation
First Commonwealth Financial Corporation	Sterling Financial Corporation	Valley National Bancorp
FirstMerit Corporation	Susquehanna Bancshares, Inc.	WesBanco, Inc.
MB Financial, Inc.	Taylor Capital Group, Inc.	Wintrust Financial Corporation
Old National Bancorp	Texas Capital Bancshares, Inc.

How We Measure Individual Performance

        A portion of the STIC awards that may be earned by our named executive officers is tied to each officer's individual performance rating for the year. The portion of the STIC award attributed to individual performance, as opposed to Company performance, is based upon the named executive officer's grade level. The higher the grade level of the executive, the lower the percentage of a STIC award opportunity is tied to individual performance. In addition, the number of shares of time-vested restricted stock awarded in a particular year is based on a percentage of the named executive officer's base salary and his or her individual performance rating for the year preceding the award.

        During the first quarter of each year, our Compensation Committee recommends to the Board the establishment of individual performance goals for our Chief Executive Officer and the other named executive officers. Our Chief Executive Officer recommends to the Compensation Committee the individual performance goals for each of the other named executive officers. These goals include quantitative and qualitative performance factors, such as, for example, contributions to the Company's strategic initiatives, execution of leadership objectives, completion of specific projects or corporate initiatives and other position-related objectives.

        In determining whether individual performance goals have been achieved, the Compensation Committee makes this determination with respect to our Chief Executive Officer. Our Chief Executive Officer makes a recommendation to the Compensation Committee with respect to achievement of individual performance goals for all other named executive officers. In addition, the Compensation Committee assesses the satisfaction of job-specific competencies and execution of job-related responsibilities during the year for our Chief Executive Officer, and the Chief Executive Officer performs a similar performance assessment for the other named executive officers.

        The individual performance goals are determined without a formulaic relationship between a goal and an actual result because the goals generally involve a combination of quantitative and qualitative objectives. The determination of an individual executive's performance assessment and the level of achievement of his or her individual performance goals are based on both objective and subjective reviews of actions taken or results achieved by the executive.

        Based on these determinations and assessments, each named executive officer is given an individual performance rating for the year, which is submitted to the Board for its consideration.

        For 2012, the individual performance ratings of our named executive officers were based substantially on the following:

        Michael L. Scudder—Successfully carried out the overall management of the Company, including executing the Company's strategies as well as determining and overseeing the implementation of the Company's long-term goals and objectives, financial and capital plans, management development and succession process, investor relations strategy and acquisition opportunities.

        Mark G. Sander—Oversaw the overall management of the Bank; established organizational goals and priorities for the Bank; led initiatives regarding increases in commercial and retail loan activity as well as growing fee income of the Bank; implemented continued realignment of our loan portfolio; and oversaw overall credit remediation and liquidation, including significant participation in the bulk loan sales.

        Paul F. Clemens—Managed the Company's financial accounting, reporting and controls as well as the budgeting process of the Bank; oversaw the Company's balance sheet, capital and financial management; and successfully managed the bulk loan sales.

        Victor P. Carapella—Managed the overall commercial sales activity and commercial loan portfolio of the Bank; developed and implemented loan strategies, plans and programs and loan officer recruitment and development; and oversaw administration of the Company's loan polices in coordination with the Chief Credit Officer.

        Thomas M. Prame—Managed the retail banking operations of the Bank and oversaw the increase in retail lending activity and fee income.

Compensation Committee's Advisor

        The Compensation Committee has retained Deloitte Consulting LLP (Deloitte) to provide analysis and advice on various matters relating to the compensation of our executive officers and directors.

        Deloitte has in-depth knowledge of our business and the competitive environment for executive talent in the banking industry. The scope of Deloitte's work has included peer group analysis, program design, ongoing review of our compensation programs, guidance relating to the mix of cash and equity-based compensation paid, assessment of the market competitiveness of our compensation programs for our executive officers and analysis of the compensation of our executives relative to our financial performance and that of our peers.

        Deloitte is directly accountable to the Compensation Committee. The Compensation Committee must approve all services performed by Deloitte, and the Committee believes that Deloitte is fully independent in connection with its services to the Committee. Deloitte does not perform other services for the Company or for any of our named executive officers.

Consideration of Peer Data

        Our Compensation Committee reviews public information about the compensation of the executive officers of the peer group identified under the section entitled How we measure corporate performance. The peer group is developed with input from management and Deloitte and is approved by the Compensation Committee. The Committee does not establish the compensation of our named executive officers using a direct comparison to the peer group. Instead, the Committee uses peer group data as a point of reference and one of several factors in setting executive compensation. If any components of our executive compensation vary significantly from the median of those in our peer group, the Committee reviews the circumstances surrounding the variance and considers whether it should evaluate further the relevant component of compensation.

Internal Pay Considerations

        Our Compensation Committee believes that our executive compensation programs must be internally consistent and equitable in order for the Company to be able to attract and retain the executive officers necessary to achieve our business and financial objectives and to create a cohesive team atmosphere within the Company. As such, the Committee reviews total compensation and various elements of compensation paid to our Chief Executive Officer in relation to our Chief Operating Officer and to our named executive officers as a group (other than our Chief Executive Officer). The Committee uses this information as a point of reference in its compensation decisions but has not determined that our Chief Executive Officer's compensation should be within a range of multiples of the compensation of our Chief Operating Officer or the average of the other four named executive officers as a group.

Elements of our Executive Compensation Program in 2012

        The Compensation Committee recommends to the Board the compensation of our named executive officers each year. In determining the compensation of the named executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. Compensation is determined based on a consideration of each named executive officer's performance, overall performance relative to strategic, financial and leadership objectives, market factors and our views regarding a named executive officer's scope of job responsibilities, demonstrated leadership abilities and management experience and effectiveness. Our named executive officer compensation program is made up of:

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  Base Salary

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  Short-Term Incentive Compensation

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  Time-Vested Restricted Stock

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  Performance-Based Equity Awards

        When setting the total compensation opportunity for our named executive officers through the programs listed above, we use data available to us from various sources, including peer group information and advice from Deloitte. We also consider other relevant factors, such as, for example, internally-established pay ranges for salary grades of employees. All information is used as a reference point for the evaluation of the levels and competitiveness of our compensation as a whole and a guide to setting compensation.

        We generally review compensation elements in the aggregate to assess each named executive officer's total compensation opportunity. Our approach results in some pay differences in overall compensation among our named executive officers, which is consistent with the level of job responsibilities for each officer. The Compensation Committee considers these factors collectively, along with recommendations from Deloitte and our Chief Executive Officer, and ultimately uses its judgment in making final decisions concerning compensation.

Base Salary

        We pay our named executive officers and other employees a base salary as part of a competitive compensation package. Base salary is not directly subject to the achievement of any corporate or individual performance goals. In setting base salary levels, we consider the median salary paid for positions of similar responsibility at the institutions in our peer group identified above.

        We typically consider base salary levels as part of our annual compensation review process or, in some cases, upon a promotion. Our Chief Executive Officer recommends changes in base salary for our named executive officers other than himself to the Compensation Committee. Chief Executive Officer pay is set directly by the Compensation Committee, and the base salaries of all named executive officers are recommended to our Board for its approval. Annual base salary changes generally become effective January 1 except for certain interim-year promotions.

Short-Term Incentive Compensation (STIC)

        Our STIC program is an incentive compensation vehicle under which we award performance-based cash bonuses to eligible employees, including our named executive officers, based on the achievement of performance-based goals for a given fiscal year. STIC target award levels are expressed as a percentage of an executive's base salary corresponding to the officer's grade level. The Compensation Committee has discretion to modify payouts as appropriate to ensure STIC program objectives are met.

        Under our STIC program, the determination of the payout level (if any) for each participant's target award is based upon the achievement of a combination of company performance and individual performance metrics.

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  Company Performance.  Annually the Compensation Committee selects the company performance metrics for the fiscal year and the allocation or weighting between the metrics selected. STIC awards for our named executive officers have a heavier weighting placed upon company performance based on the grade level of the executive.

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  Individual Performance.  Individual performance is based on achievement during the fiscal year of a combination of qualitative and quantitative objectives that were established for the named executive officer at the beginning of the year and that are specific to the individual's responsibilities and position within the Company. An annual assessment of each named executive officer's individual performance results in a performance rating for the officer for the year.

        The allocation between Company performance and individual performance for our named executive officers in 2012 was as follows:

Named Executive Officer	Company Performance	Individual Performance	Salary Grade Level
Michael L. Scudder	85%	15%	18
Mark G. Sander	70%	30%	17
Paul F. Clemens	70%	30%	16
Victor P. Carapella	70%	30%	16
Thomas M. Prame	60%	40%	15

        For our 2012 fiscal year, our STIC program included two Company performance metrics to determine the level of awards paid to participants, specifically pre-tax, pre-provision earnings (weighted at 75%) and asset quality (weighted at 25%). We continued to use core operating earnings as the dominant performance metric because it allowed us to measure our annual financial performance in a manner that was meaningful and aligned with how stockholders generally assess short-term performance. Payout amounts were set for each metric and included "Minimum," "Target" and "Maximum" performance levels. Target performance is the level at which an executive will earn 100% of his or her Target award. Depending upon the relationship of the Company's actual pre-tax, pre-provision operating earnings and asset quality, a percentage of the executive's base salary based on salary grade level and the individual's annual performance rating, final payouts under our STIC program may be as little as zero and as high as 175% of Target with respect to Company performance and as little as zero and as high as 150% with respect to individual performance. The STIC award scale and results for 2012 Company performance were as follows:

Pre-Tax, Pre-Provision Operating Earnings (PPE) (75% weighting)

        This metric is defined as pre-tax, pre-provision operating earnings, excluding provisions for loan losses, securities gains/losses and other items for the 2012 fiscal year.

Minimum	$110.0 million	Pays 50% of Target Award
Target	$121.2 million	Pays 100% of Target Award
Maximum	$145.5 million	Pays 175% of Target Award

Asset Quality (25% weighting)

        This metric is defined as non-performing assets (less troubled debt restructures) as a percentage of total loans (plus other real estate owned).

Minimum	4.25%	Pays 0% of Target Award
Target	3.15%	Pays 100% of Target Award
Maximum	2.00%	Pays 175% of Target Award

Performance Metric	2012 Actual Company Performance Results
PPE	$120.3 million
Asset Quality	2.55%

        The Compensation Committee determined to make awards in 2012 under the STIC program for the PPE metric but not for the Asset Quality metric. The Company achieved nearly 100% of its PPE target goal and exceeded its Asset Quality target goal. However, the Asset Quality goal was achieved only because of certain significant credit actions taken during 2012 that improved the Company's overall credit profile but that were not contemplated when this goal was established. As such, the Committee determined it would be inappropriate to make STIC awards in 2012 based on the Asset Quality metric. These significant credit actions included the bulk sale of certain non-performing loans and performing potential problem loans, as well as certain other loan charge-offs.

        In determining to approve STIC awards for 2012, the Compensation Committee also balanced the Company's progress on its strategic initiatives against its net loss in 2012. In this regard, the Committee considered the Company's 2012 strategic initiatives of loan growth, fee income and deposit growth, operating efficiency and investment in the Company's core business, among others, as well as overall performance relative to peers.

        For 2012, based on the Company achieving slightly below target pre-tax, pre-provision operating earnings, the overall payout for all employees under our STIC program was approximately 72% of the target award level. This level of achievement together with the individual performance rating of each of the named executive officers resulted in the Compensation Committee approving the following STIC awards for our named executive officers for 2012:

Named Executive Officer	STIC Payment	Percentage of Target Award
Michael L. Scudder	$328,743	76%
Mark G. Sander	211,206	83%
Paul F. Clemens	114,370	80%
Victor P. Carapella	102,461	79%
Thomas M. Prame	99,326	87%

Time-vested Restricted Stock Awards (RSAs)

        We typically have referred to the time-vested restricted stock awards that we granted as long-term incentive compensation (or, LTIC) awards. All of our executive officers, including our named executive officers, are eligible to receive time-vested restricted stock awards. We intend our RSAs to provide a vehicle for equity ownership in the Company in alignment with the interests of our stockholders, to serve as a retention tool for key executives through the vesting periods of the awards and to maintain market competitive compensation. The RSA awards are made under our Omnibus Stock and Incentive Plan that has been approved by our stockholders. Our Compensation Committee has awarded restricted stock or restricted stock unit awards, depending on the age of the employee.

        The number of restricted stock or restricted units awarded is determined based on a graduated scale of a percentage of the officer's base salary, and then is adjusted upward or downward depending upon the officer's individual's performance rating for the prior fiscal year. In 2012, regular RSA awards granted to our named executive officers were set using the following percentages of base salary (in 2013, the percentages of base salaries for the RSA awards were changed to 50% for Messrs. Scudder and Sander and 35% for each of Messrs. Clemens, Carapella and Prame):

Named Executive Officer	Percentage of Base Salary
Michael L. Scudder	75%
Mark G. Sander	75%
Paul F. Clemens	40%
Victor P. Carapella	40%
Thomas M. Prame	40%

        The number of shares awarded for RSAs is based on the average of the high and low sales prices of our Common Stock as quoted on the Nasdaq Stock Market on the date of grant of the award. RSAs vest in equal installments on the second and third anniversaries of the grant date assuming that the executive continues to be employed by the Company or the Bank on the applicable vesting date (with earlier vesting in the event of death or disability). Executives who have reached or will reach their normal retirement age during the vesting period receive restricted stock units instead of restricted stock. As the restricted stock units vest, they are settled in unrestricted shares of Company common stock. We accrue cash dividends that otherwise would be paid on unvested RSA awards, and all accrued but unpaid dividends on the unvested shares or units are paid to the executive at the time that the underlying shares or units vest.

        The following table sets forth the regular RSA awards granted to our named executive officers in 2012 (and does not include the special awards made to Messrs. Scudder, Clemens and Carapella. See Recent Changes in Executive Compensation):

Named Executive Officer	RSA Awards
Michael L. Scudder	59,445 shares of restricted stock
Mark G. Sander	40,185 shares of restricted stock
Paul F. Clemens	14,873 shares of restricted stock
Victor P. Carapella	14,758 restricted stock units
Thomas M. Prame	16,043 shares of restricted stock(1)

(1)
Shares of restricted stock were awarded to Mr. Prame as part of his recruitment package.

        No executive officer, including the Chief Executive Officer or any other named executive officer, has a role in the timing of equity awards. RSA awards generally are granted on the day of our Board meeting in February.

Performance-Based Equity Awards

        In 2006, the Company began making annual awards of performance-awarded restricted stock to its senior officers. The PARS program was designed as a compensation vehicle that is intended to reward our named executive officers for long-term Company performance in relation to our peers. The PARS awards are made under our Omnibus Stock and Incentive Plan that has been approved by our stockholders.

        The total award cycle for our PARS program is five years, consisting of a three year measurement period followed by a two-year vesting period (50% on the first and second anniversaries following the grant date). The measurement period has been set at three years to reflect a realistic time period for achieving long-term Company performance goals, and the vesting period has been set at two years to enhance the executive retention feature of the award. PARS awards could be made annually at the discretion of the Compensation Committee, but only if our performance, as measured by annual core return on average assets (ROAA) for the fiscal year plus the prior two years (the measurement period), exceeds the 75th percentile of our peer group's performance as measured by annual core ROAA during the same measurement period. If we exceed this threshold, the participants would be eligible to receive an award, based on the extent our average change in core earnings per share (EPS) over the measurement period is above median peer levels based on the following table:

Average Change in Core Earnings Per Share FMBI Performance to Peer	Upper Limit as a % of Target Grant Value
75th	100%
70th	80%
65th	60%
60th	40%
55th	20%
Median	0%

        For purposes of calculating core return on average assets and core earnings per share, a core net income component is used and defined as net income before unusual items less the after-tax portion of gains or losses on the sale of investment securities and nonrecurring items, applying a tax rate of 35%.

        Targeted awards are based on a percentage of each executive's base salary. The resulting dollar amount is converted to restricted stock awards or units on the day of the grant based on the average of the high and low sales prices of our Common Stock on the day of the grant as reported on the Nasdaq Stock Market.

        For the three-year period of 2009-2011, the Compensation Committee considered PARS awards in May 2012 and took into consideration the Company's core ROAA for the 2009, 2010 and 2011 fiscal years, as well as the Company's change in core EPS for the three-year period ended December 31, 2011. Based on the Company's core ROAA and change in core EPS during these periods when compared to peers using the framework discussed above, the Compensation Committee determined that the Company did not attain the minimum threshold for PARS awards to be granted in 2012 for the 2009-2011 measurement period.

        Up until 2012, our PARS awards were based on a trailing three-year performance period. Beginning in 2013, we will use a rolling, three-year forward-looking performance period for our PARS awards.

Retirement and Other Welfare Benefits

        There is no material difference in the welfare benefit plans we provide to our executive officers compared to the welfare benefit plans we provide to other salaried employees. Years of service and salary grades of our executives drive the value of their retirement benefits. These programs, which are available to all employees, include group insurance, vacation, tuition reimbursement and contribution matching gift plans.

        Retirement benefits are delivered through tax-qualified defined benefit and defined contribution plans and non-qualified defined contribution plans. Executive officers are eligible to participate in the qualified programs on the same basis as other employees and in the non-qualified programs on the same basis as other officers in accordance with the plans. Upon the recommendation of management, in November 2006, the Compensation Committee authorized amendments to the long-standing defined benefit pension plan of the Company which is described in further detail beginning on page 50. The amendments were adopted in February 2007 and eliminated any new enrollments of employees into the plan and a reduction in the growth of benefits effective April 1, 2007. These changes will assist us in controlling what had become an unacceptably high and rapidly increasing cost for this plan, while continuing to provide appropriate, competitive retirement benefits for our employees.

Stock Ownership Guidelines for Our Executive Officers

        The Company grants stock awards to employees with the intent of closely aligning the interests of the Company's management and stockholders. Accordingly, the Company has established minimum stock ownership guidelines that apply to all members of executive management of the Company (See stock beneficial ownership table on page 29).

        Under these guidelines, our President and Chief Executive Officer is encouraged to own Common Stock equal in value to three times his annual base salary, and our other executive officers (including our named executive officers) are encouraged to own Common Stock equal in values ranging from one to two times their annual salary, depending upon their salary grade. Ownership levels are determined by considering stock acquired through open market purchases, employee benefit plans and the Company's equity compensation plans. Officers are recommended to acquire and maintain this share ownership threshold within five years of joining the Company.

        All of our named executive officers (except for an individual who became an executive officer last year) own a sufficient number of shares of Common Stock, including restricted stock, under our stock ownership guidelines.

Perquisites Provided to Our Executive Officers

        The Company provides perquisites to executives, including our named executive officers, which the Compensation Committee believes are reasonable and within competitive practices.

        We have a Company vehicle policy that provides a car allowance to senior management, including our executive officers. We also reimburse certain officers for a portion of country club dues to promote the business interests of the Company. We also provide relocation assistance to our newly hired or relocated salaried executive employees, including our named executive officers.

Employment Agreements with Our Executive Officers

        We have entered into employment agreements with our senior executives. The Compensation Committee has determined that the terms of the agreements, as amended as of December 2012, are consistent with competitive practices and are important to attracting and retaining executive talent. The agreements describe the executive's position, compensation and benefits, including severance payments in the event of a termination of employment other than for cause. The agreements also impose confidentiality and non-solicitation obligations on the executive. In the event of a termination of employment or reduction in duties and responsibilities following a change-in-control of the Company, separation benefits are triggered, including severance payments and acceleration of vesting of equity awards. Certain aspects of these agreements for our named executive officers are detailed in the tables and narrative following this Compensation Discussion and Analysis.

        In 2012, we amended the employment agreements with our Chief Executive Officer and other named executive officers to eliminate their walk-away rights upon a change in control and any tax gross-up payments relating to severance benefits following a change in control. These amendments are discussed in more detail above under the section entitled Recent Changes in Executive Compensation.

Certain Tax Considerations When Making Compensation Decisions

        Our Compensation Committee considers the tax effects of various forms of compensation when making its compensation decisions.

        Section 162(m).    Section 162(m) of the Internal Revenue Code limits the ability of public companies like ours to deduct for federal income tax purposes certain compensation in excess of $1 million paid to our Chief Executive Officer and other named executive officers. However, this limitation does not apply to amounts that qualify as "performance-based" compensation. In general, stock options and performance-based equity awards will satisfy the requirements for qualifying as performance-based compensation under Section 162(m) if granted in accordance with the requirements of our Omnibus Plan. We are asking stockholders to approve at the Annual Meeting an amendment to our Omnibus Plan to enable us to qualify future cash awards under the Plan (such as STIC awards) as performance-based compensation.

        Sections 280G and 4999.    Employment contracts issued to our named executive officers prior to 2010 included certain change-in-control tax provisions. These provisions provided for tax protection in the form of a reimbursement to the executive for any excise tax under Section 4999 of the Internal Revenue Code as well as any additional income and employment taxes resulting from such reimbursement. Section 4999 imposes a 20% nondeductible excise tax on our named executive officers who receive an "excess parachute payment" and Section 280G of the Internal Revenue Code disallows the tax deduction to the payer (our successor) for any excess parachute payment. The intent of the reimbursement is to provide a benefit without a tax penalty to our executives who are terminated in the event of a change-in-control.

        At the time that we entered into employment agreements prior to 2010, providing tax protection for excess parachute payments for our executive officers was consistent with market practice. However, these change-in-control tax provisions were eliminated from the Company's standard employment agreements and have not been included in any employment agreements since 2010. In addition, the employment agreements entered into with our named executive officers prior to 2010 were amended in December 2012 to delete the change-in-control tax protection for excess parachute payments. As a result, neither our Chief Executive Officer nor any of our other named executive officers have employment agreements with us that contain these provisions.

Clawback and Other Policies

        We have clawback provisions in the employment agreements with our named executive officers which allows us to recover cash bonuses and other incentive compensation under certain circumstances. We also have a policy that prohibits our employees, including our named executive officers, from engaging in short sales and other short-term, speculative trading in our Common Stock.

Risk Assessment of Compensation to our Named Executive Officers

        Each year, our Compensation Committee reviews our compensation programs and conducts a risk assessment with the Company's senior risk officers. This risk assessment allows our Compensation Committee to confirm that our compensation programs for our senior executive officers are designed to ensure that the plans do not encourage our executive officers to take excessive risks to enhance their compensation.

2012 SUMMARY COMPENSATION TABLE

        The table and explanatory footnotes below summarize the total compensation for the years 2012, 2011 and 2010 paid to or earned by our named executive officers.

(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary(1)	Bonus(2)		Stock Awards(3)(4)	Option Awards(4)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Michael L. Scudder	2012	$720,000	$255,000		$935,690	—	$328,743	$117,766	$215,830	$2,573,029
President and Chief	2011	1,008,884	—		566,627	—	—	103,449	212,594	1,891,554
Executive Officer	2010	1,008,884	—		525,105	—	—	66,560	181,870	1,782,419
Mark G. Sander(7)	2012	$507,000	—		$643,506	—	$211,206	$3,180	$35,391	$1,400,283
Senior EVP and Chief	2011	417,308	150,000	(8)	493,655	199,996	—	697	125,433	1,387,089
Operating Officer
Paul F. Clemens	2012	$356,000	$62,500		$233,013	—	$114,370	$1,045	$32,494	$799,422
EVP and Chief Financial	2011	399,536	—		168,457	—	—	337	32,574	600,904
Officer	2010	388,438	—		163,457	—	—	NA	27,922	579,817
Victor P. Carapella	2012	$325,000	$62,500		$231,698	—	$102,461	$80,540	$58,456	$860,655
EVP, Director of	2011	377,328	—		162,311	—	—	80,382	68,275	688,296
Commercial Banking, First	2010	362,815	—		155,800	—	—	98,190	47,050	663,855
Midwest Bank
Thomas M. Prame(7)	2012	$191,827	$75,000	(9)	$165,321	—	$99,326	—	$145,894	$677,368
EVP and Director of
Retail Banking, First
Midwest Bank

(1)
The dollar amounts in column (c) represent cash base earnings for the year 2012. The dollar amounts for the years 2011 and 2010 include base salary paid in cash and earnings made in shares of Common Stock under TARP compliant Salary Stock Agreements with each of Messrs. Scudder, Sander, Clemens and Carapella. The Company redeemed its TARP preferred shares and the related common stock warrant issued to the United States Department of the Treasury in November 2011 and, therefore, discontinued its use of TARP-compliant salary stock issuance beginning in January 2012. Accordingly, the elimination of the salary stock component of compensation resulted in lower cash base salaries paid to Messrs. Scudder, Sander, Clemens and Carapella in 2012.

(2)
The dollar amounts in column (d) represent special cash bonuses paid in December 2012 to Messrs. Scudder, Clemens and Carapella in recognition of their contributions to the Company. The amounts reported in column (g) represent cash bonuses paid in February 2013 under our STIC program for performance during the 2012 fiscal year. See the section entitled Short-Term Incentive Compensation beginning on page 40.

(3)
With respect to each of Messrs. Scudder, Clemens, and Carapella, the awards in column (e) represent the issuance of regular time-vested restricted stock awards and a special restricted stock award in recognition of, and as incentive to continue their contributions to the Company. The restricted stock was issued under our Omnibus Stock and Incentive Plan and is subject to a three-year vesting schedule. With respect to Mr. Sander, the awards in column (e) represent the issuance of time-vested restricted stock awards under our Omnibus Stock and Incentive Plan, and the biweekly issuance of shares of fully vested Common Stock in the monthly amount of $15,500 until December 2013, made pursuant to his employment agreement. With respect to Mr. Prame, the award in column (e) represents a one-time restricted stock award in the amount of $165,000 as part of his recruitment package, plus dividends accrued through December 31, 2012.

(4)
The amounts in columns (e) and (f) reflect the aggregate grant-date fair value of restricted stock awards granted in 2012, 2011 and 2010, as applicable, and the option award granted in 2011 with respect to Mr. Sander in accordance with the accounting guidance for share-based compensation. The grant-date fair value for stock awards is determined by multiplying the number of shares of restricted stock granted by the average of the high and low sale price of our Common Stock as reported by the Nasdaq Stock Market on the grant date. In addition, the value shown includes dividends received on the restricted stock awards. The grant-date fair value of the stock-based awards will likely vary from the actual amount the individual actually earns upon vesting of the award. See the 2012 Grants of Plan-Based Awards table later in this section for the full fair value of stock and option awards granted in 2012. Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 contains a discussion of the relevant assumptions used in calculating the grant-date fair value for option awards pursuant to the accounting guidance for share-based compensation.

(5)
The amounts in column (h) represent the actuarial increase in the present value of the named executive officer's benefit under our qualified broad-based pension plan. See the section entitled Pension Benefits (page 50). These amounts were determined using the interest rate and mortality rate assumptions consistent with those used in our audited financial statements for the year ended December 31, 2012. The amounts also represent realized earnings in the nonqualified deferred compensation plan.

(6)
The following table presents the type and amounts for each component of compensation included in column (i).

Contributions to Defined Contribution Retirement Plans and Perquisites

Name	Year	Qualified Plan(a)	Non- Qualified Plan(b)	Non- Qualified Pension Restoration(c)	Perquisites and Other Personal Benefits		Total
Michael L. Scudder	2012	$5,000	$9,400	$190,291	$11,139	(d)	$215,830
	2011	4,900	15,278	181,597	10,819	(d)	212,594
	2010	4,900	5,278	150,996	10,696	(d)	181,870
Mark G. Sander	2012	$10,000	$5,210	N/A	$20,181	(e)	$35,391
	2011	N/A	95,000	N/A	30,433	(e)	125,433
Paul F. Clemens	2012	$15,000	$8,919	N/A	$8,575	(f)	$32,494
	2011	14,700	9,299	N/A	8,575	(f)	32,574
	2010	12,250	7,172	N/A	8,500	(f)	27,922
Victor P. Carapella	2012	$3,250	$1,750	$41,006	$12,450	(f)	$58,456
	2011	4,900	2,647	50,023	10,705	(f)	68,275
	2010	4,900	2,356	31,294	8,500	(f)	47,050
Thomas M. Prame	2012	N/A	$27,425	N/A	$118,469	(f)	$145,894

(a)
With respect to Messrs. Scudder and Carapella (as applicable), for 2012, 2011 and 2010, amounts represent a 2% Company matching contribution to the employee's plan account. With respect to Mr. Sander, for 2012, this amount represents a 4% discretionary contribution that was paid to his plan account in January 2013. With respect to Mr. Clemens, for 2012, amounts represent a 2% Company matching contribution plus a 4% discretionary contribution that was paid to his plan account in January 2013; for 2011, amounts represent a 2% Company matching contribution plus a 4% discretionary contribution that was paid to his plan account in December 2011; and for 2010, amounts represent a 2% Company matching contribution plus a 3% discretionary contribution to his plan account that was paid in March 2011. All Company contributions were made on eligible compensation under our Savings and Profit Sharing Plan subject to compensation limitations under the Internal Revenue Code.

(b)
With respect to Messrs. Scudder and Carapella (as applicable), for 2012, 2011 and 2010, amounts represent a 2% Company matching contribution to the employee's plan account. With respect to Mr. Sander, for 2011, the amount represents a one-time Company contribution to our non-qualified deferred compensation plan made in connection with his recruitment package. With respect to Mr. Clemens, for 2012, amounts represent a 2% Company matching contribution plus a 4% discretionary contribution that was paid to the employee's plan account in January 2013; for 2011, amounts represent a 2% Company matching contribution plus a 4% discretionary contribution that was paid in December 2011; and for 2010, amounts represent a 2% Company matching contribution plus a 3% discretionary contribution that was paid in March 2011. All Company contributions were made on eligible compensation that would have accrued under our Savings and Profit Sharing Plan subject to compensation limitations under the Code. With respect to Mr. Prame, for 2012, the amount represents a one-time Company contribution to the non-qualified deferred compensation plan made in connection with his recruitment package.

(c)
Represents the present value of amounts that would have accrued to the named executive officer during 2012, 2011 and 2010 under the actuarially based pension formula of the qualified defined benefit pension plan but for the compensation limitations of the Internal Revenue Code.

(d)
For 2012, 2011 and 2010, represents amounts paid to Mr. Scudder for annual automobile allowance and amounts paid by the Company on behalf of Mr. Scudder for personal security equipment. For 2011, also represents amounts paid to Mr. Scudder for annual cell phone allowance.

(e)
For 2012, represents amounts paid to Mr. Sander for annual automobile allowance and amounts paid by the Company on behalf of Mr. Sander for country club dues. For 2011, represents amounts paid to Mr. Sander for annual automobile allowance, personal legal fees related to his employment agreement and amounts paid by the Company on behalf of Mr. Sander for country club dues. The country club membership is maintained for business entertainment but may be used for personal use.

(f)
For 2012, represents amounts paid to each of Messrs. Clemens, Carapella and Prame for the annual automobile allowance and annual cell phone allowance. For 2011, represents amounts paid to each of Messrs. Clemens and Carapella for the annual automobile allowance and annual cell phone allowance. For 2012 and 2011, the amount for Mr. Carapella also represents amount paid by the Company for country club dues. The country club membership is maintained for business entertainment but may be used for personal use. For 2012, the amount for Mr. Prame also includes $109,894 of expenses paid by the Company in connection with his relocation to the Chicago area.
(7)
Mr. Sander joined the Company in June 2011, and Mr. Prame joined the Company in April 2012. Accordingly, there is no compensation information included for 2010 with respect to Mr. Sander; there is no compensation information included for 2010 and 2011 for Mr. Prame; and the base salary for Mr. Sander in 2011 and for Mr. Prame in 2012 represent salary for partial years.

(8)
The amount shown represents a cash signing bonus paid to Mr. Sander upon his employment by the Company.

(9)
The amount shown represents a cash signing bonus paid to Mr. Prame upon his employment by the Company.

2012 GRANTS OF PLAN-BASED AWARDS TABLE

        The following table and explanatory footnotes provide information with regard to the stock awards granted during 2012 (and reported as Stock Awards in the Summary Compensation Table) and the cash award opportunity for 2012.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
										All Other Option Awards: Number of Securities underlying Options
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units(2)			Exercise or Base Price of Option Awards Per share	Grant Date Fair Value of Stock and Option Awards(3)
					Estimated Possible Payouts Under Equity Incentive Plan Awards
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Michael L. Scudder		$103,545	$432,000	$739,800	—	—	—
	2/22/12							59,445	(4)	—	—	$675,000
	2/22/12							22,457	(5)	—	—	255,000
Mark G. Sander		$72,406	$253,500	$424,613	—	—	—
	2/22/12							40,185	(4)	—	—	$456,300
								10,983	(6)	—	—	186,000
Paul F. Clemens		$40,673	$142,400	$238,520	—	—	—
	2/22/12							14,873	(4)	—	—	$168,883
	2/22/12							5,504	(5)	—	—	62,500
Victor P. Carapella		$37,131	$130,000	$217,750	—	—	—
	2/22/12							14,758	(4)	—	—	$167,577
	2/22/12							5,504	(5)	—	—	62,500
Thomas M. Prame		$36,053	$114,000	$188,100	—	—	—
	5/16/12							16,043	(7)	—	—	$165,000

(1)
Amounts in columns (c), (d) and (e) reflect the range of estimated possible payouts under our STIC program based on a combination of Company performance and individual performance assumptions. See the section entitled Short-Term Incentive Compensation beginning on page 40.

(2)
The awards in column (i) represent the issuance of time-vested restricted stock awards under our Omnibus Stock and Incentive Plan. See the section entitled Performance-Awarded Restricted Stock Awards. For unvested awards granted prior to 2009, the named executive officers are entitled to receive dividend equivalent payments based on cash dividends paid on our Common Stock. For awards granted in 2009 and later, the named executive officers are entitled to receive dividend equivalent payments based on cash dividends paid on our Common Stock, but the dividends are accrued and then paid only after the award vests in full.

(3)
The amounts in column (l) represent the full fair value of the stock awards listed in column (i) as of the date of grant as determined in accordance with the accounting guidance for share-based compensation.

(4)
Amounts represent the issuance of restricted stock awards under our Omnibus Stock and Incentive Plan in February 2012 in accordance with our annual equity compensation practice. See the section entitled Time-Vested Restricted Stock Awards. Restricted stock awards vest over three years in two equal installments beginning two years from the date of grant (subject to continued employment and accelerated vesting in connection with death, disability or a change-in-control).

(5)
Amounts represent the issuance of special restricted stock awards for 2012 under our Omnibus Stock and Incentive Plan. Restricted stock awards vest over three years in two equal installments beginning two years from the date of grant (subject to continued employment and accelerated vesting in connection with death, disability or a change-in-control).

(6)
Amounts represent shares of fully vested Common Stock that are issued to Mr. Sander on a bi-weekly basis under his employment agreement.

(7)
Amount represents the issuance of a recruitment restricted stock award under our Omnibus Stock and Incentive Plan on Mr. Prame's date of hire of May 16, 2012. The recruitment grant will vest over three years in three equal installments beginning on May 16, 2013.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012 TABLE

        The following table and explanatory footnotes provide information regarding unexercised stock options and unvested stock awards held by our named executive officers as of December 31, 2012. All values in the table are based on a market value for our Common Stock of $12.52, which was the closing price of our stock on December 31, 2012 as reported by the Nasdaq Stock Market. Information regarding when unvested awards are scheduled to vest is set forth in the footnotes to the table. Vesting also is subject to continued employment and acceleration in the event of death, disability or change-in-control.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael L. Scudder	13,997			$26.26	2/19/13	19,635	(1)	$245,830
	12,020			32.72	2/24/14	46,603	(2)	583,470
	1,202			32.75	5/20/14	59,445	(3)	744,251
	17,940			33.61	2/23/15	22,457	(3)	281,162
	19,631			33.92	2/22/16
	18,898			38.62	2/21/17
	25,019			28.10	2/20/18
Mark G. Sander	42,328			$12.17	6/20/21	40,185	(3)	$503,116
Paul F. Clemens	902			$38.79	11/15/16	6,120	(1)	$76,622
	5,380			38.62	2/21/17	13,841	(2)	173,289
	18,464			28.10	2/20/18	14,873	(3)	186,210
						5,504	(3)	68,910
Victor P. Carapella	4,827			$26.26	2/19/13	5,828	(1)	$72,967
	3,393			37.37	2/19/13	13,329	(2)	166,879
	8,116			32.72	2/24/14	14,758	(3)	184,770
	812			32.75	5/20/14	5,504	(3)	68,910
	11,324			33.61	2/23/15
	12,258			33.92	2/22/16
	11,655			38.62	2/21/17
	16,738			28.10	2/20/18
Thomas M. Prame						16,043	(4)	$200,858

(1)
Restricted stock awards vest in two equal annual installments with vesting dates of February 17, 2012 and February 17, 2013.

(2)
Restricted stock awards vest in two equal annual installments with vesting dates of February 23, 2013 and February 23, 2014.

(3)
Restricted stock awards vest in two equal annual installments with vesting dates of February 22, 2014 and February 22, 2015.

(4)
Restricted stock award vests in three equal annual installments with vesting dates of May 16, 2013, May 16, 2014 and May 16, 2015.

2012 OPTION EXERCISES AND STOCK VESTED TABLE

        The following table provides information with respect to amounts paid to or received by our named executive officers during 2012 as a result of the exercise of non-qualified stock options and the vesting of restricted stock awards or units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Michael L. Scudder	—	—	38,964	$427,885
Mark G. Sander	—	—	—	—
Paul F. Clemens	—	—	14,305	155,273
Victor P. Carapella	—	—	15,227	164,136
Thomas M. Prame	—	—	—	—

PENSION BENEFITS

        We sponsor a noncontributory tax-qualified defined benefit pension plan (Pension Plan). The amount of the monthly pension benefit is based on the average monthly pension-eligible compensation and credited service of the participant. Average monthly compensation is the average of the highest eighty-four consecutive months of pay within the last 120 months of service and credited service is based on the period of employment with the Company, subject to limitations on services prior to 1980. The Pension Plan is designed to provide an annual pension benefit at normal retirement of 27% of final average pension-eligible compensation for a participant with thirty years of credited service.

        Pension-eligible compensation consists of base salary, bonuses, incentive compensation and vacation pay, but excludes severance and amounts realized from exercise of non-qualified stock options and the release of restricted stock/unit awards. Pension-eligible compensation is capped by the Internal Revenue Code applicable to tax-qualified pension plans. For 2012, this limit was $250,000. Any amounts that become ineligible due to the Code limits are used to compute the pension restoration contribution to the non-qualified retirement plan as discussed further under the section entitled Non-qualified Deferred Compensation.

        Our Pension Plan provides for pension benefits under normal retirement (the attainment of age 65), early retirement (the attainment of age 55 with fifteen or more years of service), termination after five years of service, disability retirement after ten years of service and death before retirement with five or more years of service. A participant may elect to have his/her benefit paid each month in the form of a single life annuity or one of several actuarially equivalent forms of payment, including a lump sum.

        Early retirement pension benefits are reduced by 6% for each of the first five years (ages 60-65) and by 4% for each of the next five years (ages 55-60) that the pension commencement date precedes the normal retirement age of 65. Of the named executive officers, only Mr. Carapella is eligible for early retirement.

2012 Pension Benefits Table

        The following table shows the present value of the accumulated benefit as of December 31, 2012 payable to each of the named executive officers, including the number of years of service credited to each named executive officer under our Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our 2012 audited financial statements.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Michael L. Scudder	Pension Plan	26.75	$474,600	—
Mark G. Sander(1)	N/A	N/A	N/A	N/A
Paul F. Clemens(1)	N/A	N/A	N/A	N/A
Victor P. Carapella	Pension Plan	24.33	691,763	—
Thomas M. Prame(1)	N/A	N/A	N/A	N/A

(1)
The Pension Plan was closed to new participants as of April 1, 2007. Based on the date of hire for Messrs. Sander, Clemens and Prame, they are not eligible to participate in the Pension Plan.

NON-QUALIFIED DEFERRED COMPENSATION

        We maintain two non-qualified deferred compensation plans in which our named executive officers may participate, the First Midwest Bancorp, Inc. Non-qualified Retirement Plan (Retirement Plan) and the First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan (Gain Deferral Plan).

Non-qualified Retirement Plan

        The Retirement Plan is a defined contribution deferred compensation plan under which participants are credited with deferred compensation equal to contributions and benefits based on amounts that would have accrued under our tax-qualified plans but for limitations under the Internal Revenue Code, and up to 75% of base salary and up to 100% of annual bonus that the participant has elected to defer. Deferral elections are made by eligible participants in December of each year for amounts to be earned in the following year. Participant accounts are deemed to be invested in separate investment accounts in an irrevocable rabbi trust under the plan, with similar investment alternatives as those available under our Savings and Profit Sharing Plan (our tax-qualified 401(k) savings and profit sharing plan), including an investment account deemed invested in shares of our Common Stock. Participants are able to modify their investment elections at any time. Participant accounts are adjusted to reflect the investment return of the deemed investments. The following table shows the investment funds available under the Retirement Plan and their annual rate of return for the calendar year ended December 31, 2012, as reported by the trustee of the Retirement Plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
FMBI Stock Fund	24.00%	Wells Fargo Advtg Index Admin	15.75%
Wells Fargo Advtg Sm Cap Discp	22.37%	American Funds American Balanced R4	14.14%
American Funds Grwth Fund of America R4	20.56%	Wells Fargo Advtg Opport	14.10%
American Funds EuroPacific Gr R4	19.22%	Davis NY Venture A	12.73%
Fidelity Advisor High Inc Advant	18.01%	Federated Mid Cap Grwth Strat	6.69%
Baron Small Cap	17.98%	Dreyfus Bond Market Index	3.69%
T. Rowe Price Equity-Income Adv	16.92%	Wells Fargo Advtg Short-term Bd	2.84%
Aston/Fairpointe Mid Cap N	16.45%	Wells Fargo Advtg Cash Inv MM	0.06%

Non-qualified Stock Option Gain Deferral Plan

        In 1998, our Board adopted the Gain Deferral Plan with the purpose of encouraging stock ownership of certain key executives. This plan combines traditional deferred compensation arrangements with stock option exercise transactions by allowing eligible stock option participants to defer to a future date the receipt of shares representing the value realized upon exercise of the underlying stock options. In response to the addition of Section 409A of the Internal Revenue Code Code, the Gain Deferral Plan is only available on a limited basis. Currently, twenty stock option participants are eligible to participate, including the named executive officers. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Amounts deferred under the Gain Deferral Plan are denominated and paid in shares of Common Stock and are adjusted for dividends as if the dividends were reinvested in shares of Common Stock.

Distributions

        Under both the Retirement Plan and the Gain Deferral Plan, payments begin after termination of employment and are payable at the participant's election, either as a lump sum or in installments over a period not to exceed fifteen years. Earlier payment may be made upon showing of financial hardship to the satisfaction of the Compensation Committee. Distributions are paid in cash under the Retirement Plan, and are paid as in-kind stock distributions under the Gain Deferral Plan. Payments to executive officers and others will be delayed as necessary to comply with Section 409A of the Code.

2012 NON-QUALIFIED DEFERRED COMPENSATION TABLE

        The table set forth below summarizes the activity in each of the named executive officer's deferred compensation accounts during 2012.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Plan Name	Executive Contributions in 2012(1)	Company Contributions in 2012(2)	Aggregate Earnings in 2012	Aggregate Withdrawals/ Distributions in 2012	Aggregate Balance at December 31, 2012(3)(4)
Michael L. Scudder	Retirement Plan	$12,908	$110,424	$31,401	—	$1,464,321
	Gain Deferral Plan	—	—	358	—	112,329
Mark G. Sander	Retirement Plan	10,140	5,070	3,180	—	123,011
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A
Paul F. Clemens	Retirement Plan	7,668	2,120	1,045	—	56,035
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A
Victor P. Carapella	Retirement Plan	1,500	6,041	20,858	—	825,616
	Gain Deferral Plan	—	—	1,968	—	617,730
Thomas M. Prame	Retirement Plan	—	27,425	1	—	27,426
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A

(1)
Executive contributions represent amounts that would have been contributed by the named executive officer under the tax-qualified defined contribution plan, but for limitations under the Internal Revenue Code.

(2)
Company contributions represent amounts that would have been contributed under the tax-qualified benefit plans, but for limitations under the Internal Revenue Code. The Company contributions for each named executive officer to the Retirement Plan are included in under the "All Other Compensation" column of the 2012 Summary Compensation Table.

(3)
Aggregate balances at December 31, 2012 reflect amounts accumulated over the years of the employee's participation in the plans from: (i) participant and Company contributions under the Retirement Plan; and (ii) participant contributions only under the Gain Deferral Plan. Our named executive officers have participated in the Retirement Plan since 1998 for Mr. Carapella, 1999 for Mr. Scudder, 2006 for Mr. Clemens, 2011 for Mr. Sander and 2012 for Mr. Prame. Our named executive officers have participated in the Gain Deferral Plan since 2004 for Messrs. Scudder and Carapella. The following amounts listed were previously reported in the Summary Compensation Table as compensation: Mr. Scudder, $914,353; Mr. Sander, $93,623; Mr. Clemens, $35,420; and Mr. Carapella, $193,289.

(4)
As of December 31, 2012, the portion of the aggregate balances in the Retirement Plan and Gain Deferral Plan (as applicable) that represent stock ownership in the Company is as follows: 8,972 shares for Mr. Scudder; 1,882 shares for Mr. Clemens; and 49,368 shares for Mr. Carapella.

 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

        We have entered into employment agreements and maintain plans covering our named executive officers that will require the Company to provide severance payments in the event of an involuntary termination of employment (other than for cause) or a termination of employment for good reason prior to a change in control or in the event of an involuntary termination of employment (other than for cause) or a termination of employment for good reason following a change-in-control.

Overview

        We have entered into employment agreements with each of our named executive officers that provide for automatic annual one-year extensions, except for Messrs. Scudder and Sander whose employment agreements provide for automatic two-year extensions every other year. Among other items, the agreements set forth the executive's title, responsibilities and pay, confidentiality and non-solicitation covenants by the executive and severance payments to be made to the executive upon certain terminations of employment. Termination of employment also impacts stock option and restricted stock awards we have made, as well as benefits payable under our employee benefit plans.

        Under the new CRCAs entered into in December 2012, the executive is required to not disclose our confidential information or use it for another's benefit for as long as the information remains confidential. In addition, the executive may not solicit any of our clients or customers or solicit any of our employees to leave us. These non-solicitation provisions apply for eighteen months after termination of employment for Messrs. Scudder and Sander; and one year after termination for Messrs. Clemens, Carapella and Prame.

        The following discussion takes each termination of employment situation—voluntary resignation, discharge for cause, discharge without cause, resignation for good reason, death and disability—both prior to and following a change-in-control of the Company, and describes the severance and additional amounts that the Company would pay or provide to the executive officer or the officer's beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions we have made in accordance with SEC rules. These assumptions are that the termination of employment or change-in-control occurred on December 31, 2012 and that the value of a share of our Common Stock on that day was $12.52, which is the closing price as reported by the Nasdaq Stock Market on December 31, 2012.

        In addition, the following discussion and amounts do not include the payments and benefits which are not enhanced by the termination of employment or change-in-control. These payments and benefits include:

  •
  Base salary payable through the date of termination;

  •
  Benefits accrued under our Savings and Profit Sharing Plan and Pension Plan in which all employees participate;

  •
  Accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally;

  •
  Balances accrued under the non-qualified Retirement Plan and Gain Deferral Plan; and

  •
  Stock options that have vested and become exercisable prior to the employment termination or change-in-control.

        For convenience, the payments and benefits described above are referred to in the following discussion as the executive officer's "vested benefits."

Voluntary Resignation

        We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation, unless the executive's age and years of service qualify for special provisions applicable for retirement. None of our executives have qualified for any retirement provisions as of December 31, 2012.

Discharge for Cause

        We are not obligated to pay any amounts over and above vested benefits if a named executive officer's employment terminates because of discharge for cause. The executive officer's right to exercise vested options expires upon discharge for cause and, if the cause is fraud or embezzlement of funds, benefits under the Gain Deferral Plan are subject to forfeiture. In general, a discharge will be for cause if the executive has intentionally failed to perform his or her duties of employment, engaged in illegal or gross misconduct that harms the Company, has been convicted of a felony involving dishonesty, fraud, theft or financial impropriety or has violated a material requirement of any code of ethics or standard of conduct of the Company.

Death or Disability

        We provide our employees, including our named executive officers, with group life and disability insurance coverage. The group life insurance benefit is based on a multiple of base salary, subject to limits contained in the policy. Participants in our group life insurance plan may, if eligible, purchase additional insurance at their own cost. The disability benefit is a monthly benefit, paid until age 65, equal to two-thirds of base salary at the time of disability. These benefits would be paid to the named executive officer or his beneficiary, in addition to the vested benefits, in the event of death or disability.

        The amount of the payments assuming death or disability on December 31, 2012 is set forth in the following table:

		Disability Benefits
Name	Life Insurance (Death) Benefit	Monthly Amount	Months to Age 65	Total Payment
Michael L. Scudder	$1,000,000	$20,000	151	$3,020,000
Mark G. Sander	750,000	20,000	131	2,620,000
Paul F. Clemens	712,000	20,000	55	1,100,000
Victor P. Carapella	650,000	20,000	15	300,000
Thomas M. Prame	570,000	15,841	264	4,182,024

        We also have provided that all unvested stock options and restricted stock/unit awards become vested in the event of the death or disability of the named executive officer. The following table summarizes the unvested stock options and restricted stock/unit awards that would have vested on December 31, 2012 if the executive's employment terminated that day due to death or disability. All values in the table are based on a market value for our Common Stock of $12.52, which is the closing price on December 31, 2012 as reported by the Nasdaq Stock Market.

	Stock Options		Restricted Stock Awards/Units
Name	Number(1)	Value	Number(2)	Value
Michael L. Scudder	—	—	148,140	$1,854,713
Mark G. Sander	—	—	40,185	503,116
Paul F. Clemens	—	—	40,338	505,031
Victor P. Carapella	—	—	39,419	493,526
Thomas M. Prame	—	—	16,043	200,858

(1)
There are no unvested stock options as of December 31, 2012.

(2)
Total number of shares of unvested restricted stock as of December 31, 2012.

Discharge Without Cause; Resignation For Good Reason

        Our employment agreements obligate us to pay severance benefits if a named executive officer's employment is involuntarily terminated other than for cause. The executive is also required to execute a general release of claims as a condition to receiving severance benefits. This scenario includes the resignation by the executive for good reason. A good reason generally will occur if the executive determines we have breached the employment agreement by not maintaining his or her appointed positions, power and authority, failed to pay or provide the agreed-upon compensation, given notice that the agreement will not automatically renew, or required the executive to move to an office location more than eighty miles from his or her current location. Our primary obligation in these circumstances is to continue the executive's salary and participation in medical plans for a defined severance period and to pay a pro-rata annual bonus for the year employment terminates. We will also provide outplacement assistance. The severance period is nine months for Mr. Scudder and Mr. Sander and six months for the other named executive officers. The severance period may be extended for up to an additional six-month severance period in the Company's sole discretion.

Severance

        The following table summarizes the severance benefits that would be payable to the named executive officers had employment terminated involuntarily without cause or for good reason on December 31, 2012:

Name	Monthly Amount	Number of Months	Total Salary Continuation/ Lump Sum		Pro-Rated Annual Bonus(1)	Medical Benefits/ Outplacement(2)	Total
Michael L. Scudder	$60,000	9	$540,000		$432,000	$90,976	$1,062,976
Mark G. Sander	—	9	473,250	(3)	253,500	65,416	792,166
Paul F. Clemens	29,667	6	178,002		142,400	45,076	365,478
Victor P. Carapella	27,083	6	162,498		130,000	41,356	333,854
Thomas M. Prame	23,750	6	142,500		114,000	37,280	293,780

(1)
Pro-rated annual bonus based on target bonus for year of termination and number of days elapsed at date of termination. Amount reflects full 2012 target bonus since termination is presumed to occur on last day of year.

(2)
Reflects amount of health benefit continuation (COBRA) premium paid by the Company during the salary continuation period and outplacement services estimated to be 12% of annual base salary.

(3)
As part of his recruitment package, Mr. Sander receives, in a lump sum payment, an amount equal to his base salary for nine months plus one-half of the remaining months of supplemental salary stock payable to him. The Company is obligated to make supplemental salary stock payments to Mr. Sander through December 31, 2013.

Change-in-control

        We have special provisions in the employment agreements with our named executive officers and our employee benefit plans in the event of a change-in-control of our Company. In the event of a change-in-control, our employment agreements require a "double trigger" to occur before enhanced severance benefits are paid. A "double trigger" involves both a change-in-control of the Company and a termination of the named executive's employment for good reason or other than for cause or a disability following the change-in-control. The enhanced severance benefits consist of a lump sum payment of approximately 2.5 times the sum of base salary, target annual bonus and certain other amounts in the case of Mr. Scudder and Mr. Sander and approximately two times the sum of base salary, target annual bonus and certain other amounts for the other named executive officers. In addition, all unvested stock options and restricted stock or unit awards vest in full upon a change-in-control, whether or not the executive's employment terminates. None of the employment agreements with our named executive officers provides for a gross-up payment should the executive be subject to the excise tax on golden parachute payments under the Internal Revenue Code.

        The table below summarizes the additional payments we would be obligated to make if a change-in-control occurred and the executive's employment terminated on December 31, 2012. All equity values in the table are based on a market value for our Common Stock of $12.52, the closing price on December 31, 2012 as reported by the Nasdaq Stock Market.

			Equity Awards
	Severance Payments
			Stock Options		Restricted Stock
	Cash Lump Sum	Total Severance Payments					Total Equity Value
Name			Number(1)	Value	Number(2)	Value
Michael L. Scudder	$3,566,538	$3,566,538	—	—	148,140	$1,854,713	$1,854,713
Mark G. Sander	2,072,930	2,072,930	—	—	40,185	503,116	503,116
Paul F. Clemens	1,122,202	1,122,202	—	—	40,338	505,031	505,031
Victor P. Carapella	1,074,782	1,074,782	—	—	39,419	493,526	493,526
Thomas M. Prame	925,272	925,272	—	—	16,043	200,858	200,858

(1)
There are no unvested stock options as of December 31, 2012.

(2)
Total number of shares of unvested restricted stock as of December 31, 2012.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears on pages 34 through 46 of this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

J. Stephen Vanderwoude (Chair)
Barbara A. Boigegrain (Vice-Chair)
Brother James Gaffney
Peter J. Henseler
John L. Sterling

Members, Compensation Committee

AUDIT COMMITTEE REPORT

        The primary responsibilities of the Audit Committee are, among others, to: (1) assist the Board in its oversight of the integrity of the Company's financial statements and systems of internal control over financial reporting; (2) oversee the Company's compliance with legal and regulatory requirements relating to financial reporting and disclosure; (3) evaluate the independence and qualifications of the Company's independent registered public accounting firm; and (4) oversee the performance of the Company's independent registered public accounting firm and its internal audit function. We also are solely responsible for the appointment, compensation, and retention of the Company's independent registered public accounting firm. The Board has adopted an Audit Committee Charter, which sets forth the specific duties of the Audit Committee, a copy of which is available on the Company's website.

        In carrying out our oversight responsibilities, we rely on the expertise and knowledge of management, the independent registered public accounting firm and the internal auditors. Management is responsible for determining that the Company's financial statements are complete, accurate and in accordance with U.S. generally accepted accounting principles. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company's financial statements and internal control over financial reporting. The internal auditors are responsible for evaluating the adequacy and effectiveness of the Company's processes and system of internal controls to achieve the Company's stated goals and objectives. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company's financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles, or to conduct investigations or other types of auditing or accounting reviews or procedures.

        We have reviewed and had discussions with management and Ernst & Young LLP regarding the Company's audited financial statements for the fiscal year ended December 31, 2012. We also have discussed with Ernst & Young LLP the matters required to be discussed under applicable Public Company Accounting Oversight Board (PCAOB) standards. We have received the required disclosures from Ernst & Young LLP under applicable PCAOB standards regarding auditor independence, and have discussed the firm's independence with Ernst & Young LLP. We have established policies and procedures regarding the pre-approval of all services provided by Ernst & Young LLP. We have reviewed the audit and non-audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2012 and considered whether such services are compatible with maintaining its independence, and determined to engage Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013.

        Based upon our review of the Company's audited financial statements and the discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in our charter, we have recommended to the Board that the Company's audited financial statements for the year ended December 31, 2012 be included in the Company's Annual Report on Form 10-K for the same year with the SEC.

Patrick J. McDonnell (Chair)
John F. Chlebowski, Jr. (Vice Chair)
Phupinder S. Gill
Robert P. O'Meara
Ellen A. Rudnick
Michael J. Small
 Members, Audit Committee

 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act) requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and stockholders are also required to furnish us with copies of all Section 16(a) reports they file. Purchases and sales of our equity securities by such persons are published on our website at www.firstmidwest.com/secdocuments/. Based on a review of the copies of such reports, and on written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with during the fiscal year ended December 31, 2012.

Incorporation by Reference

        To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled Audit Committee Report and Compensation Committee Report will not be deemed incorporated therein, unless specifically provided otherwise in such filing. We also include several website addresses in this Proxy Statement for your reference. The information on these websites is not part of this Proxy Statement.

Other Business

        As of the date of this Proxy Statement, our Board knows of no matters to come before, and does not intend to present any matters at, the Annual Meeting other than those items set forth in the Notice for the Annual Meeting attached to this Proxy Statement. If other matters properly come before the Annual Meeting, or any adjournment or postponement, the persons named as proxies on the Proxy Card accompanying this Proxy Statement will have discretionary authority to vote pursuant to the Proxy Card, and the named proxies intend to vote on such matters in accordance with their best judgment. In addition, the persons named as proxies on the Proxy Card will have the discretionary authority to vote pursuant to the Proxy Card on any proposal to adjourn the Annual Meeting for any reason, and they will vote on any such proposal to adjourn in accordance with their best judgment.

        Each of the nominees for election as directors named in this Proxy Statement has consented to serve on our Board if elected, and we have no reason to believe that any of the nominees will be unwilling or unable to serve. However, should any nominee become unable or unwilling to serve as a director, the persons named as proxies on the Proxy Card accompanying this Proxy Statement intend to vote for the election of another person that may be nominated by the Board.

Stockholder Proposals for 2014 Annual Meeting of Stockholders

        Stockholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in our proxy materials in connection with our 2014 Annual Meeting of Stockholders must submit their proposals to our Corporate Secretary on or before December 10, 2013. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

        In accordance with our Restated Certificate of Incorporation, for a matter to be properly brought before the 2014 Annual Meeting of Stockholders (but not necessarily contained in our proxy statement), a stockholder's notice of the matter must be timely delivered to First Midwest Bancorp, Inc. ATTN: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143, not less than 120 nor more than 180 days prior to the date of the meeting, which currently is scheduled for May 21, 2014. As a result, any notice given by or on behalf of a stockholder under these provisions of our Restated Certificate of Incorporation (and not pursuant to the SEC's Rule 14a-8) must be received no earlier than November 22, 2013 and no later than January 21, 2014.

Stockholder Recommendations for Director Candidates

        The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The policy of the Nominating and Corporate Governance Committee is to consider candidates recommended by stockholders in the same manner as other candidates. Stockholders who wish to submit director candidates for consideration by the Nominating and Corporate Governance Committee for election at our 2014 Annual Meeting of Stockholders may do so by submitting in writing such candidates' names, in compliance with the procedures and along with the other information required by our Restated Certificate of Incorporation, to First Midwest Bancorp, Inc. ATTN: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143 between November 22, 2013 and January 21, 2014.

Important Notice Regarding Delivery of Stockholder Documents

        SEC rules allow us to mail a single copy of our proxy materials to multiple stockholders of record sharing the same address and who we reasonably believe are members of the same household or to one stockholder who has multiple stockholder accounts. This practice is referred to as "householding" and can result in significant savings of paper and mailing costs. We will deliver promptly to any stockholder sharing the same address a separate copy of this Proxy Statement and our 2012 Annual Report upon a request, orally or in writing, to our Corporate Secretary (i) by mail at One Pierce Place, Suite 1500, Itasca, Illinois 60143, or (ii) by telephone at (630) 875-7463.

        We have been notified that certain brokers and banks holding our Common Stock for their customers also will household proxy materials. You may contact your broker or bank if you desire to receive a separate copy of our proxy materials.

        Stockholders sharing an address who now receive multiple copies of our proxy materials and who wish to receive only one copy of these materials per household in the future should contact our Corporate Secretary as indicated above (if your shares are held directly) or your broker or bank (if your shares are held in street name).

By order of the Board of Directors,

Nicholas J. Chulos
Executive Vice President, Corporate Secretary
and General Counsel
First Midwest Bancorp, Inc.

April 9, 2013

ANNEX A

OMNIBUS STOCK AND INCENTIVE PLAN

(As Amended and Restated May 14, 2013)

i

(Continued)

ii

  Section 1.    Establishment, Purpose, and Effective Date of Plan

        1.1    Establishment.     First Midwest Bancorp, Inc., a Delaware corporation, hereby amends and restates the "FIRST MIDWEST BANCORP, INC. OMNIBUS STOCK AND INCENTIVE PLAN."

        1.2    Purpose.     The purpose of the Plan is to advance the interests of the Company by providing to employees additional incentives and motivation toward superior performance of the Company and its subsidiaries, and by enabling the Company and its subsidiaries to attract and retain the services of employees upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.

        1.3    Effective Date.     The Plan, as amended and restated, shall become effective immediately upon the approval of the stockholders at the Company's 2013 Annual Meeting of Stockholders.

  Section 2.    Definitions

        2.1    Definitions.     Whenever used herein, the following terms shall have their respective meanings set forth below:

          (a)   "Award" means any Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Performance Share or Other Award granted under this Plan.

          (b)   "Award Agreement" means the agreement that sets forth the terms, conditions and limitations applicable to an Award.

          (c)   "Board" means the Board of Directors of the Company.

          (d)   "Cause" shall mean any one of the following:

              (i)  gross misconduct in, or the continued and willful refusal by the Participant after written notice by the Company to make himself available for the performance of the Participant's duties for the Company or a subsidiary; or

             (ii)  conviction for a felony for a matter related to the Company or a subsidiary; or

            (iii)  suspension due to the direction of any authorized bank regulatory agency that the Participant be relieved of his duties and responsibilities to the Company or a subsidiary.

          (e)   "Code" means the Internal Revenue Code of 1986, as amended.

          (f)    "Committee" means the Compensation Committee of the Board of Directors or such other committee appointed from time to time by the Board of Directors to administer this Plan. The Committee shall consist of two or more members, each of whom shall qualify as a "non-employee director," as the term (or similar or successor term) is defined by Rule 16b-3, and as an "outside director" within the meaning of Code Section 162(m) and regulations thereunder.

          (g)   "Company" means First Midwest Bancorp, Inc., a Delaware corporation.

          (h)   "Disability" means totally and permanently disabled as from time to time defined under the First Midwest Bancorp Consolidated Pension Plan.

          (i)    "Employee" means a regular salaried employee (including officers and directors who are also employees) of the Company or its Subsidiaries, or any branch or division thereof. A regular salaried employee who, with the approval of the Board of Directors or the Committee enters into a "Continuing Participant Agreement" with the Company or its Subsidiaries effective upon such person ceasing to be a regular salaried employee, shall continue to be an Employee for purposes of this Plan and shall not be deemed to incur a termination of employment during the term of such Continuing Participant Agreement.

          (j)    "Fair Market Value" means the average of the highest and lowest prices of the Stock as reported by the consolidated tape of the Nasdaq National Market System on a particular date. In the event that there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.

          (k)   "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan an Option may be either (i) an "Incentive Stock Option," or "ISO" within the meaning of Section 422 of the Code, (ii) a "Nonstatutory (Nonqualified) Stock Option," or "NSO," or (iii) any other type of option encompassed by the Code.

          (l)    "Other Award" means an Award, other than a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit or Performance Share granted under this Plan, including the right to receive Stock or a fixed or variable share denominated unit granted under this Plan or any deferred compensation plan established from time to time by the Company.

          (m)  "Participant" means any Employee designated by the Committee to participate in the Plan.

          (n)   "Performance Unit" means a right to receive a payment equal to the value of a Performance Unit as determined by the Committee based upon performance and pursuant to Section 10 of the Plan.

          (o)   "Performance Share" means a right to receive a payment equal to the value of a Performance Share as determined by the Committee based on performance and pursuant to Section 10 of the Plan.

          (p)   "Period of Restriction" means the period during which the transfer of shares of Restricted Stock is restricted pursuant to Section 9.2 of the Plan.

          (q)   "Plan" means the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan as set forth herein and any amendments hereto.

          (r)   "Previously-Acquired Share" means a share of Stock acquired by the Participant or any beneficiary of Participant other than pursuant to an Award under this Plan or the predecessor to this Plan, or if so acquired, such share of Stock has been held for a period of not less than six months, or such shorter period as the Committee may prescribe.

          (s)   "Restricted Stock" means Stock granted to a Participant pursuant to Section 9 of the Plan.

          (t)    "Restricted Stock Unit" means a right to receive a payment equal to the value of a share of Stock, pursuant to Section 9 of the Plan.

          (u)   "Retirement" means termination of employment other than for Cause, at or after the Participant's (a) age 65 ("Normal Retirement Date") or (b) age 55 (but prior to age 65), with fifteen or more years of service, or such other date prior to age 65 which constitutes an Early Retirement Date ("Early Retirement Date") as defined from time to time under the First Midwest Bancorp Consolidated Pension Plan. Years of service shall be determined in accordance with said Pension Plan.

          (v)   "Rule 16b-3" means Rule 16b-3 or any successor or comparable rule or rules applicable to Awards granted under the Plan promulgated by the Securities and Exchange Commission under Section 16(b) of the Securities Exchange Act of 1934, as amended.

          (w)  "Stock" means the Common Stock, without par value, of the Company.

          (x)   "Stock Appreciation Right" and "SAR" mean the right to receive a payment from the Company equal to the excess of the Fair Market Value of a share of stock at the date of exercise over a specified price fixed by the Committee, which shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. In the case of a Stock Appreciation Right which is granted in conjunction with an Option, the specified price shall be the Option exercise price.

        2.2    Gender and Number.     Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

  Section 3.    Eligibility and Participation

        3.1    Eligibility and Participation.     Participants in the Plan shall be selected by the Committee from among those Employees who, in the opinion of the Committee, are Employees in a position to contribute to the Company's continued growth and development and to its long-term financial success.

  Section 4.    Administration

        4.1    Administration.     The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall determine the type or types of Awards to be made under the Plan and shall designate from time to time the Employees who are to be recipients of such Awards. The Committee is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever. To the extent deemed necessary or advisable for purposes of Rule 16b-3 or otherwise, the Board may act as the Committee hereunder.

        4.2    Delegation of Authority.     To the extent provided by resolution of the Board, the Committee may authorize the Chief Executive Officer of the Corporation and other senior officers of the Company to designate officers and employees to be recipients of Awards, to determine the terms, conditions, form and amount of any such Awards, and to take such other actions which the Committee is authorized to take under this Plan, provided that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who at the time of such Awards or action are subject to Section 16 of the Exchange Act or are "covered employees" as defined in Section 162(m) of the Code.

        4.3    Award Agreements.     Each Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee. The Award Agreement shall be delivered to, and, to the extent required by the Committee, signed by the Participant.

  Section 5.    Stock Subject to Plan

        5.1    Number of Shares Available for Awards.     The total number of shares of Stock which may be issued pursuant to Awards under the Plan may not exceed 8,631,641 (inclusive of shares issued prior to May 14, 2013, the date this amended and restated Plan was last approved by stockholders). Such number of shares shall be subject to adjustment upon occurrence of any of the events indicated in Section 5.4. The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or treasury Stock, not reserved for any other purpose.

        5.2    Reuse.     If, and to the extent:

          (a)   An Option shall expire or terminate for any reason without having been exercised in full (including, without limitation, cancellation and re-grant), or in the event that an Option is exercised or settled in a manner such that some or all of the shares of Stock related to the Option are not issued to the Participant (or beneficiary) (including as the result of a share-for-share exercise or the use of shares for withholding taxes), the shares of Stock subject thereto which have not become outstanding shall (unless the Plan shall have terminated) remain available for issuance under the Plan; or

          (b)   Any Awards under the Plan are forfeited for any reason, or settled in cash in lieu of Stock or in a manner such that some or all of the shares of Stock related to the Award are not issued to the Participant (or beneficiary) (including as a result of the use of shares for tax withholding), such shares of Stock shall (unless the Plan shall have terminated) remain available for issuance under the Plan, except as provided in Section 8.2 which relates to the exercise of SARs in lieu of Options.

        5.3    Limitations on Awards to a Single Participant.     Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to Awards made hereunder:

          (a)   No Participant may be granted, during any calendar year period, Awards consisting of Options or SARs that are exercisable for more than 250,000 shares of Stock (500,000 in the Participant's initial calendar year as an Employee), subject to adjustment pursuant to the provisions of Section 5.4; and

          (b)   No Participant may be granted, during any calendar period, Awards consisting of shares of Common Stock or units denominated in such shares (other than any Awards consisting of Options or SARs) covering or relating to more than 250,000 shares of Common Stock (500,000 in the Participant's initial calendar year as an Employee), subject to adjustment pursuant to the provisions of paragraph 5.4 hereof.

        5.4    Adjustment in Capitalization.     In the event of any change in the outstanding shares of Stock that occurs after ratification of the Plan by the stockholders of the Company by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available for issuance under Section 5.1, the number of Shares subject to each outstanding Award and the other terms thereof, and the limitations set forth in Section 5.3, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share.

        5.5    No Repricing Without Stockholder Approval.     Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options granted under the Plan, nor may the Board amend the Plan to permit repricing of Options granted under the Plan, unless the stockholders of the Company provide prior approval for such repricing. Adjustments pursuant to Section 5.4 shall not be considered a repricing.

  Section 6.    Duration of Plan

        6.1    Duration of Plan.     This Plan shall remain in effect, subject to the Board's right to earlier terminate the Plan pursuant to Section 15 hereof, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no Award may be granted under the Plan on or after February 21, 2021.

  Section 7.    Stock Options

        7.1    Grant of Options.     Subject to the provisions of Section 5 and 6, Options may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Options granted to each Participant. The Committee may grant any type of Option to purchase Stock that is permitted by law at the time of grant.

        7.2    Option Price.     No Option granted pursuant to the Plan shall have an Option price that is less than the Fair Market Value of the Stock on the date the Option is granted.

        7.3    Exercise of Options.     Options awarded under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve, either at the time of grant of such Options or pursuant to a general determination, and which need not be the same for all Participants, provided that, to the extent required to comply with Rule 16b-3, no Option shall be exercisable within the first six months of its term, unless death or Disability of the Participant occurs during such period. Each Option which is intended to qualify as an Incentive Stock Option pursuant to Section 422 of the Code, and each Option which is intended to qualify as another type of ISO which may subsequently be authorized by law, shall comply with the applicable provisions of the Code pertaining to such Options.

        7.4    Payment.     Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of shares of Stock with respect to which the Option is to be exercised, accompanied by full payment for the Stock. The Option Price upon exercise of any Option shall be payable to the Company in full either:

          (a)   in cash or its equivalent (including, for this purpose, the proceeds from a cashless exercise as permitted under Federal Reserve Board's Regulation),

          (b)   by tendering Previously-Acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option price (including, for this purpose, Stock deemed tendered by affirmation of ownership),

          (c)   by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law, or

          (d)   by a combination of (a), (b), and (c).

        The exercise of an Option shall cancel any related SAR to the extent of the number of shares as to which the Option is exercised. As soon as practicable after receipt of each notice and full payment, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Stock. Notwithstanding the foregoing, the Option price payable with respect to the exercise of any Options by a Participant who has a deferral election in effect under the Company's Nonqualified Stock Option—Gain Deferral Plan (the "Gain Deferral Plan") shall be made solely be tendering previously-acquired Stock in accordance with paragraph (b) above. As soon as practicable after receipt of notice of exercise and payment, the Company shall deliver to the trustee of the trust established under the Gain Deferral Plan, a certificate or certificates representing such number of shares of Stock determined by dividing (i) the excess of (A) the Fair Market Value of the shares of Stock purchased pursuant to such Option exercise, over (B) the aggregate exercise price of the shares of Stock purchased, by (ii) the Fair Market Value of one share of Stock. In addition, as soon as practicable after receipt of such notice and payment of the Option price (other than payment by affirmation of ownership), the Company shall deliver to the Participant a certificate or certificates representing shares with a Fair Market Value equal to the aggregate option exercise price paid, net of any tax withholding pursuant to Section 16.2. For purposes of the foregoing, Fair Market Value shall be determined on the date of Option exercise.

        7.5    Limitations on ISOs.     All shares authorized for issuance under this Plan may be issued pursuant to Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, to the extent required from time to time by the Code, the following additional provisions shall apply to the grant of Options which are intended to qualify as Incentive Stock Options (as such term is defined in Section 422 of the Code):

          (a)   The aggregate Fair Market Value (determined as of the date the Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) shall not exceed $100,000 or such other amount as may subsequently be specified by the Code; provided that, to the extent that such limitation is exceeded, any excess Options (as determined under the Code) shall be deemed to be Nonstatutory (Nonqualified) Stock Options.

          (b)   Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the Options as Incentive Stock Options.

          (c)   All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board of Directors or the date this Plan was approved by the stockholders.

          (d)   Unless exercised, terminated, or cancelled sooner, all Incentive Stock Options shall expire no later than ten years after the date of grant.

        7.6    Restrictions on Stock Transferability.     The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under the applicable Federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed and under any blue sky or state securities laws applicable to such shares.

        7.7    Termination of Employment Due to Death, Disability, Retirement.     In the event the employment of a Participant is terminated by reason of death, Disability, or Retirement, any outstanding Options then exercisable may be exercised at any time prior to the expiration date of the Options or within three (3) years after such date of termination of employment, whichever period is the shorter. For purposes of the preceding sentence, in the event such termination is due to death or Disability, then any outstanding Options shall vest 100% and be deemed exercisable in full as of such termination. However, in the case of Incentive Stock Options, the favorable tax treatment prescribed under Section 422 of the Code shall not be available if such options are not exercised within three (3) months after date of termination, or twelve (12) months in the case of Disability, provided such Disability constitutes total and permanent disability as defined in Section 22(e)(3) of the Code. If an Incentive Stock Option is not exercised within three (3) months of termination due to Retirement, it shall be treated as a Nonstatutory (Nonqualified) Stock Option for the remainder of its allowable exercise period.

        7.8    Termination of Employment other than Due to Death, Disability, Retirement or for Cause; Termination for Cause.     If the employment of the Participant shall terminate for any reason other then death, Disability, Retirement, or involuntarily for Cause, the rights under any then outstanding Option granted pursuant to the Plan shall terminate upon the expiration date of the Option or one month after such date of termination of employment, whichever first occurs; provided, however, that in the event such termination of employment occurs after a Change-in-Control (as defined in Section 14.2 of the Plan), the rights under any then outstanding Option granted pursuant to the Plan shall terminate upon the expiration date of the Option or three years after such date of termination of employment, whichever first occurs. Where termination of employment is involuntarily for Cause, rights under all Options shall terminate immediately upon termination of employment.

        7.9    Nontransferability of Options.     Except as provided below, no Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the Options (other than Incentive Stock Options) granted to a Participant to be on terms which permit transfer by such Participant to:

          (a)   the spouse, children or grandchildren of the Participant ("Immediate Family Members");

          (b)   a trust or trusts for the exclusive benefit of such Immediate Family Members, or;

          (c)   a partnership in which such Immediate Family Members are the only partners, provided that:

              (i)  there may be no consideration for any such transfer;

             (ii)  the Award Agreement pursuant to which such Options are granted expressly provides for transferability in a manner consistent with this Section 7.9; and

            (iii)  subsequent transfers of transferred Options shall be prohibited except those in accordance with Section 12. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 12 hereof the term "Participant" shall be deemed to refer to the transferee. The provisions of Sections 7 and 14 relating to the period of exercisability and expiration of the Option shall continue to be applied with respect to the original Participant, and the Options shall be exercisable by the transferee only to the extent, and for the periods, set forth in said Sections 7 and 14.

  Section 8.    Stock Appreciation Rights

        8.1    Grant of Stock Appreciation Rights.     Subject to the provisions of Sections 5 and 6, Stock Appreciation Rights ("SARs") may be granted to Participants at any time and from time to time as shall be determined by the Committee. An SAR may be granted at the discretion of the Committee in any of the following forms:

          (a)   In lieu of Options,

          (b)   In addition to Options,

          (c)   Upon lapse of Options,

          (d)   Independent of Options,

          (e)   Each of the above in connection with previously awarded Options.

        8.2    Exercise of SARs in Lieu of Options.     SARs granted in lieu of Options may be exercised for all or part of the shares of Stock subject to the related Option upon the surrender of the right to exercise an equivalent number of Options. The SAR may be exercised only with respect to the shares of Stock for which its related Option is then exercisable. Option shares with respect to which the SAR shall have been exercised may not be subject again to an Award under this Plan. SARs granted pursuant to this Section 8.2 with respect to which the Option shares have been exercised will immediately lapse upon such exercise.

        8.3    Exercise of SARs in Addition to Options.     SARs granted in addition to Options shall be deemed to be exercised upon the exercise of the related Options.

        8.4    Exercise of SARs Independent of Options.     SARs granted independent of Options may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon the SARs.

        8.5    Exercise of SARs Upon Lapse of Options.     SARs granted upon lapse of Options shall be deemed to have been exercised upon the lapse of the related Options as to the number of shares of Stock subject to the Options. Notwithstanding Section 5.2 above, cancelled Options in an amount equal to the related SARs shall not be available again for Awards under the Plan.

        8.6    Payment of SAR Amount.     Upon exercise of the SAR, the holder shall be entitled to receive payment of an amount (subject to Section 8.8 below) determined by multiplying:

          (a)   The difference between the Fair Market Value of a share of Stock at the date of exercise over the price fixed by the Committee at the date of grant, by

          (b)   The number of shares with respect to which the Stock Appreciation Right is exercised.

        8.7    Form and Timing of Payment.     At the discretion of the Committee, payment for SARs may be made in cash or Stock, or in a combination thereof.

        8.8    Limit of Appreciation.     At the time of grant, the Committee may establish in its sole discretion, a maximum amount per share which will be payable upon exercise of an SAR.

        8.9    Term of SAR.     The term of an SAR granted under the Plan shall not exceed ten years and one day.

        8.10    Termination of Employment.     In the event the employment of a Participant is terminated by reason of death, Disability, Retirement, or any other reason, any SARs outstanding shall terminate in the same manner as specified for Options under Sections 7.7 and 7.8 herein.

        8.11    Nontransferability of SARs.     No SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution. Further, all SARs granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

  Section 9.    Restricted Stock and Restricted Stock Units

        9.1    Grant of Restricted Stock or Restricted Stock Units.     Subject to the provisions of Sections 5 and 6, the Committee, at any time and from time to time, may grant shares of Restricted Stock or Restricted Stock Units under the Plan to such Participants and in such amounts as it shall determine. Each grant of Restricted Stock or Restricted Stock Units shall be in writing. The Committee, in its discretion, may permit a Participant to defer receipt of any Restricted Stock Units beyond the expiration of any applicable Period of Restriction.

        9.2    Transferability.     Except as provided in Sections 9.8 and 9.9 hereof, the shares of Restricted Stock and Restricted Stock Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated for such period of time as shall be determined by the Committee and shall be specified in the Restricted Stock grant or the Restricted Stock Unit grant, or upon earlier satisfaction of other conditions (which may include the attainment of performance goals as defined in Section 10.8 hereof), as specified by the Committee in its sole discretion and set forth in the Restricted Stock grant or the Restricted Stock Unit grant.

        9.3    Other Restrictions.     The Committee shall impose such other restrictions on any shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

        9.4    Voting Rights.     Participants holding shares of Restricted Stock or Restricted Stock Units granted hereunder may exercise full voting rights with respect to those shares during the Period of Restriction.

        9.5    Dividends and Other Distributions.     During the Period of Restriction, Participants holding shares of Restricted Stock or Restricted Stock Units granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those shares or units while they are so held. If any such dividends or distributions are paid in shares of Stock, the shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock or Restricted Stock Units with respect to which they were paid.

        9.6    Termination of Employment Due to Retirement.     In the event a Participant's employment terminates on or after his Normal Retirement Date, the Period of Restriction applicable to the Restricted Stock or the Restricted Stock Units pursuant to Subsection 9.2 hereof shall automatically terminate and, except as otherwise provided in Subsection 9.3, the shares of Restricted Stock shall thereby be free of restrictions and freely transferable. In the event a Participant terminates employment on or after his Early Retirement Date but prior to Normal Retirement Date, any shares of Restricted Stock and any Restricted Stock Units still subject to restrictions at the date of such termination automatically shall be forfeited and returned to the Company; provided, however, that the Committee in its sole discretion may waive the restrictions remaining on any or all shares of Restricted Stock or any and all Restricted Stock Units, or add such new restrictions to those shares of Restricted Stock or Restricted Stock Units as it deems appropriate.

        9.7    Termination of Employment Due to Death or Disability.     In the event a Participant terminates his employment with the Company because of death or Disability during the Period of Restriction, the restrictions applicable to the shares of Restricted Stock or to the Restricted Stock Units pursuant to Section 9.2 hereof shall automatically terminate and, except as otherwise provided in Subsection 9.3, the shares of Restricted Stock shall thereby be free of restrictions and freely transferable.

        9.8    Termination of Employment for Reasons other than Death, Disability, or Retirement.     In the event that a Participant terminates his employment with the Company for any reason other than those set forth in Sections 9.6 and 9.7 hereof during the Period of Restriction, then any shares of Restricted Stock and any Restricted Stock Units still subject to restrictions at the date of such termination automatically shall be forfeited and returned to the Company; provided, however, that, in the event of an involuntary termination of the employment of a Participant by the Company other than for Cause, the Committee in its sole discretion may waive the automatic forfeiture of any or all such shares or units, and/or may add such new restrictions to such shares of Restricted Stock or Restricted Stock Units as it deems appropriate.

        9.9    Nontransferability.     No shares of Restricted Stock or Restricted Stock Units granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution until the termination of the applicable Period of Restriction. All rights with respect to Restricted Stock or Restricted Stock Units granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

  Section 10.    Performance Units and Performance Shares

        10.1    Grant of Performance Units or Performance Shares.     Subject to the provisions of Sections 5 and 6, Performance Units or Performance Shares may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Units or Performance Shares granted to each Participant.

        10.2    Value of Performance Units and Performance Shares.     Each Performance Unit shall have an initial value of one hundred dollars ($100) and each Performance Share initially shall represent one share of Stock. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the ultimate value of the Performance Unit or Performance Share to the Participant. The time period during which the performance goals must be met shall be called a performance period, and also is to be determined by the Committee.

        10.3    Payment of Performance Units and Performance Shares.     After a performance period has ended, the holder of a Performance Unit or Performance Share shall be entitled to receive the value thereof as determined by the extent to which performance goals discussed in Section 10.2 have been met.

        10.4    Form and Timing of Payment.     Payment in Section 10.3 above shall be made in cash, stock, or a combination thereof as determined by the Committee. Payment may be made in a lump sum or installments as prescribed by the Committee. If any payment is to be made on a deferred basis, the Committee may provide for the payment of dividend equivalents or interest during the deferral period.

        10.5    Termination of Employment Due to Death, Disability, or Retirement.     In the case of death, Disability, or Retirement, the holder of a Performance Unit or Performance Share shall receive prorata payment based on the number of months' service during the performance period but based on the achievement of performance goals during the entire performance period. Payment shall be made at the time payments are made to Participants who did not terminate service during the performance period.

        10.6    Termination of Employment for Other Reasons.     In the event that a Participant terminates employment with the Company for any reason other than death, Disability or Retirement, all Performance Units and Performance Shares shall be forfeited; provided, however, that in the event of an involuntary termination of the employment of the Participant by the Company other than for Cause, the Committee in its sole discretion may waive the automatic forfeiture provisions and pay out on a prorata basis.

        10.7    Nontransferability.     Units or Performance Shares granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution until the termination of the applicable performance period. All rights with respect to Performance Units and Performance Shares granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.

        10.8    Performance Goals.     For purposes of Sections 9.2, 10.2 or 11.2 hereof, "performance goals" shall mean the criteria and objectives, determined by the Committee pursuant to the Plan, which shall be satisfied or met during the applicable restriction period or performance period, as the case may be, as a condition to the Participant's receipt of a cash Award or, in the case of a grant of Restricted Stock or Restricted Stock Units or a grant of Performance Shares, of the shares of Stock subject to such grant, or in the case of a Performance Unit Award, of payment with respect to such Award. Such criteria and objectives may include, but are not limited to, return on assets, return on equity, growth in net earnings, growth in earnings per share, growth in Fair Market Value of the Stock, total shareholder return, revenues, net income, pre-tax, pre-provision earnings, interest income, non-interest income, non-interest expense, net interest margin, levels of assets, loans, charge-offs, loan loss reserves, asset quality and deposits, and efficiency ratios, or any combination of the foregoing or any other criteria or objectives determined by the Committee. Upon completion of the restriction period or the performance period, as the case may be, the Committee shall certify the level of the performance goals attained and the amount of the Award payable as a result thereof.

  Section 11.    Other Awards

        11.1    Grant of Other Awards.     Subject to the provisions of Sections 5 and 6, and any other provision of this Plan, Other Awards (including, but not limited to, cash bonuses and other cash incentive compensation awards) may be granted to Participants at any time and from time to time as shall be determined by the Committee.

        11.2    Terms of Other Awards.     Other Awards (including, but not limited to, cash bonuses and other cash incentive compensation awards) may be made free-standing or in tandem, with, in replacement of, or as alternatives to Awards under Sections 7, 8, 9 or 10 of this Plan or of any other incentive or employee benefit plan of the Company. An Other Award may provide for payment in cash or in Stock or a combination thereof. Any cash bonus or other cash incentive compensation awards shall be on such terms and conditions and may have such performance goals as may be determined by the Committee in its discretion; provided, that no Participant may be granted an Other Award payable in cash in respect of any calendar-year period in an amount in excess of the lesser of (a) two times the Participant's annual base salary as of March 1 of such calendar year, or (b) $2,000,000.

  Section 12.    Beneficiary Designation

        12.1    Beneficiary Designation.     Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to his estate.

  Section 13.    Rights of Employees

        13.1    Employment.     Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

        13.2    Participation.     No employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.

  Section 14.    Change-in-Control

        14.1    In General.     Except as expressly provided otherwise in an Award Agreement, in the event of a Change-in-Control of the Company as defined in Section 14.2 below, all Awards under the Plan shall vest 100%, whereupon all Options shall become exercisable in full, the restrictions applicable to Restricted Stock shall terminate, and Performance Units and Performance Shares shall be paid out based upon the extent to which performance goals during the performance period have been met up to the date of the Change-in-Control, or at target, whichever is higher, and all Other Awards shall be paid out based on the terms thereof.

        14.2    Definition.     For purposes of the Plan, a "Change-in-Control" shall mean any of the following events:

          (a)   Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a subsidiary, or (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 25% or more of the total voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the "Voting Stock"), provided, however, that the following shall not constitute a Change-in-Control: (A) such person becomes a beneficial owner of 25% of more of the Voting Stock as the result of an acquisition of such stock directly from the Company, or (B) such person becomes a beneficial owner of 25% or more of the Voting Stock as a result of the decrease in the number of outstanding shares caused by the repurchase of shares by the Company, or (C) such person becomes a beneficial owner of 25% or more of the Voting Stock without any plan or intention to seek or affect control of the Company, if such person promptly enters into an irrevocable commitment promptly to divest, and thereafter promptly divests, such shares of Voting Stock so that such person ceases to beneficially own 25% or more of the Voting Stock; provided, further, that in the event a person described in clause (A) or (B) shall thereafter increase (other than in circumstances described in clause (A) or (B)) beneficial ownership of stock representing more than 1% of the Voting Stock, such person shall then be deemed to become a beneficial owner of 25% or more of the Voting Stock for purposes of this paragraph (a), provided such person continues to beneficially own 25% or more of the Voting Stock after such subsequent increase in beneficial ownership, or

          (b)   During any period of two consecutive years, individuals, who at the beginning of such period constitute the Board of Directors of the Company, and any new director, whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

          (c)   The consummation of, a reorganization, merger or consolidation, the sale or other disposition of all or substantially all of the assets, or a similar transaction or series of transactions involving the Company (a "Business Combination") in each case, unless (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the total voting power represented by the voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of the Business Combination owns the

  Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), in substantially the same proportions as their ownership, immediately prior to the Business Combination of the Voting Stock of the Company, and (2) at least a majority of the members of the board of directors of the Company or such corporation resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or action of the Incumbent Board, providing for such Business Combination; or

          (d)   The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

        The Board has final authority to determine the exact date on which a Change-in-Control has been deemed to have occurred under (a), (b), (c) and (d) above.

  Section 15.    Amendment, Modification and Termination of Plan

        15.1    Amendment, Modification, Suspension and Termination of Plan.     The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant.

  Section 16.    Tax Withholding

        16.1    Tax Withholding.     The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

        16.2    Share Withholding.     With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of awards granted hereunder, Participants may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares of Stock having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which would be imposed on the transaction; provided, however, that in the event a deferral election is in effect with respect to the shares deliverable upon exercise of an Option, then the Participant may only elect to have such withholding made from the Stock tendered to exercise such Option. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

  Section 17.    Indemnification

        17.1    Indemnification.     Each Person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

  Section 18.    Requirements of Law

        18.1    Requirements of Law.     The granting of Awards and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

        18.2    Governing Law.     The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

        18.3    Code Section 409A.     Anything under the Plan or an Award Agreement to the contrary notwithstanding, to the extent applicable, it is intended that any Awards under the Plan which provide for a "deferral of compensation" subject to Section 409A of the Code and rules, regulation and guidance issued thereunder (collectively, Code Section 409A) shall comply with the provisions of Code Section 409A and the Plan and all applicable Awards shall be construed and applied in a manner consistent with this intent. In furtherance thereof, any amount constituting a "deferral of compensation" under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a separation from service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant's death), occurring while the Participant shall be a "specified employee" (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Corporation or applicable Subsidiary, shall not be paid until the earlier of (x) the date that is six months following such separation from service or (y) the date of the Participant's death following such separation from service.

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FIRST MIDWEST BANCORP, INC. ONE PIERCE PLACE, SUITE 1500 ITASCA, IL 60143 VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 13, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 13, 2013. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. First Midwest Bancorp, Inc. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: For Against Abstain For Against Abstain 1. Election of Directors 3. 1a. Brother James Gaffney, FSC Advisory approval of the compensation paid to named executive officers of First Midwest Bancorp, Inc. 1b. Patrick J. McDonnell 1c. Michael L. Scudder The Board of Directors recommends you vote FOR the following proposal: 1d. John L. Sterling 1e. J. Stephen Vanderwoude 4. Approval of amendments to the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan The Board of Directors recommends you vote FOR the following proposal: 2. Advisory vote ratifying the appointment of Ernst & Young LLP as independent registered public accounting firm of First Midwest Bancorp, Inc. for the fiscal year ending December 31, 2013 Note: In their discretion, the proxies named on the front of this proxy card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve. Please sign this proxy card exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. _______________________________________________________________ Signature [PLEASE SIGN WITHIN BOX] Date ________________________________________________________________ Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting on May 14, 2013: The Annual Report on Form 10-K, Notice of Annual Meeting of Stockholders and Proxy Statement and Telephone/Internet Voting Instructions are available at www.proxyvote.com Proxy Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders to be Held May 14, 2013, 9:00 AM Central Time at the Waldorf Astoria Chicago Hotel, 11 E. Walton Street, Chicago, IL 60611 The undersigned stockholder(s) hereby appoints Mark G. Sander and Paul F. Clemens, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of First Midwest Bancorp, Inc. held of record by the undersigned on March 19, 2013, at the 2013 Annual Meeting of Stockholders to be held on May 14, 2013 and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2013 Annual Meeting of Stockholders, the Proxy Statement in connection with such meeting and the 2012 Annual Report to Stockholders is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, it will be voted in accordance with the recommendations of the Board of Directors for each Proposal, and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. If the shares represented by this proxy are issued to or held for the account of the undersigned under the Company’s employee benefit plans, then the undersigned hereby directs the trustee to vote such shares as designated on the reverse side. Continued and to be signed on the reverse side

2 EASY WAYS TO VOTE AVAILABLE 24 HOURS A DAY Vote by Internet (until 11:59 PM EDT on May 13, 2013) Vote by Telephone (until 11:59 PM EDT on May 13, 2013) Follow these easy steps: • Read the accompanying proxy statement and proxy card. • Go to web site www.proxyvote.com. • Have your proxy card in hand when you access the web site. • Have the information that is printed in the box marked by the arrow • Follow the simple instructions. Follow these easy steps: • Read the accompanying proxy statement and proxy card. • Call 1-800-690-6903 toll-free, on a touch-tone phone in the U.S. or Canada. • Have your proxy card in hand when you call. • Have the information that is printed in the box marked by the arrow • Follow the simple recorded instructions. You do not need to return your proxy card if you are voting by Internet or Telephone XXXX XXXX XXXX XXXX XXXX XXXX

Electronic Delivery Sign up to have all future proxy materials and annual reports delivered to you electronically To sign up for electronic delivery, follow the instructions below: 1. Log onto the Internet at http://enroll.icsdelivery.com/fmbi 2. Enter your account Social Security or Tax I.D. number. 3. Enter your email address. 4. Enter a PIN number of your choice, which will be used for electronic voting. 5. Prior to the next annual meeting you will receive an email providing information on how to vote your shares on-line and where to locate the proxy statement and annual report on-line. If you elect to access your First Midwest materials on-line, you may still request paper copies at any time by contacting us at investor.relations@firstmidwest.com. Please note that although there is no charge for this service, there may be costs to you associated with electronic access such as usage charges from your Internet service provider and telephone company.